Exhibit 10

STOCK PURCHASE AGREEMENT

Dated as of October 31, 2007

by and among

ALTRIA GROUP, INC.,

BRADFORD HOLDINGS, INC.

and

JOHN MIDDLETON, INC.

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-ii-

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LIST OF EXHIBITS
Exhibit A	Form of Non-Competition and Non-Solicitation Agreement
Exhibit B	Form of Escrow Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2007, is by and among ALTRIA GROUP, INC., a Virginia corporation (“Buyer”), BRADFORD HOLDINGS, INC., a Delaware corporation (“Seller”), and JOHN MIDDLETON, INC., a Pennsylvania corporation (the “Company”). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in Article I.

WHEREAS, the Company and its subsidiary are engaged in the Business and the Company is a wholly-owned subsidiary of Seller;

WHEREAS, Buyer desires, either directly or through one or more of its subsidiaries designated by it, to purchase from Seller, and Seller desires to sell or cause to be sold to Buyer, 100% of the outstanding shares of capital stock of the Company upon the terms and subject to the conditions set forth herein (the “Stock Purchase”); and

WHEREAS, (a) the Board of Directors of Seller has determined that this Agreement is expedient, fair to and for the best interests of Seller and its stockholders and has approved this Agreement and the Stock Purchase, (b) the stockholders of Seller have approved this Agreement and the Stock Purchase and (c) the Board of Directors of Buyer has approved this Agreement and the Stock Purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

(a) As used in this Agreement the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, arbitration or proceeding by or before any court, governmental or other regulatory or administrative agency or commission.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, the Business Entities will be treated as Affiliates of Seller until the Closing is completed and as Affiliates of Buyer after the Closing is completed. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Books and Records” shall mean the corporate minute and stock books of the Business Entities and all of the books and records primarily related to the operations of the Business

Entities or the Business, including, without limitation, books and records relating to employees of the Business Entities, the purchase of materials, supplies and services, research and development, manufacture and sale of products and services, advertising, packaging, promotional materials, dealings with customers of the Business Entities or the Business, governmental and regulatory applications, filings and correspondence, litigation, contractual arrangements and financial statements and associated records, but excluding books and records relating to employee benefit plans (other than Company Plans) administered by a Subsidiary of Seller and insurance purchased by a Subsidiary of Seller.

“Business” shall mean the business of manufacturing, developing, selling, distributing, advertising and marketing cigars and pipe tobacco and related accessories and the business generally reflected in the Business Financial Statements.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

“Business Entities” shall mean the Company and its, and their, respective Subsidiaries.

“Business Intellectual Property Rights” means all Intellectual Property Rights (i) owned or licensed and used or held for use by any Business Entity or (ii) owned or licensed by Seller or any Continuing Affiliate and used pursuant to such license in whole or in part in the conduct of the Business, but excluding Intellectual Property Rights related to employee benefit plans and insurance.

“Buyer Financial Advisor” shall mean Centerview Partners LLC.

“Business Key Persons” shall mean the individuals listed on Schedule 1.1(a) to the Seller Disclosure Letter.

“Business Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business Entities taken as a whole, provided, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Business Material Adverse Effect: (i) any effect resulting from actions set forth in Section 5.12 or actions taken by any Business Entity which Buyer has requested or to which Buyer has consented; (ii) any effect (including any response or reaction of any competitor of the Business) to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement; (iii) any effect that results from events, circumstances or situations affecting the tobacco industry, or the cigar or pipe tobacco industry or the United States economy generally; (iv) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions; (v) any product Liability arising from the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of cigar or pipe tobacco products; (vi) any effect of any proposed or actual institution of any new, or interpretation of any existing, Laws affecting cigars, pipe tobacco or the tobacco industry generally; and (vii) any effect of any proposed or actual increase of any Taxes upon any Business Entity or upon any of the products or assets of the Business resulting from changes in Tax Laws.

“Business Material Employment Arrangement” means (x) any Employment Agreement that provides to a current or former officer or employee of, or Individual Consultant to, any Business Entity any of the following: (i) an annual base salary or other annual compensation in excess of $150,000; (ii) a stated term of employment that expires on or after December 31, 2008 which is not currently or following the Stock Purchase terminable by a Business Entity upon 90 or fewer days notice and without the payment of severance or a similar obligation (other than pursuant to the Severance Plan referred to in Section 6.1(e)); (iii) any other payments in excess of $150,000, including contingent, severance or other termination benefits or payments (other than pursuant to the Severance Plan referred to in Section 6.1(e)); or (iv) the right to accelerate such Person’s material benefits as a result of the Stock Purchase, and (y) any written employment agreement or other written arrangement with respect to the compensation of any Business Key Person (other than pursuant to the Severance Plan referred to in Section 6.1(e) and the Bonus Plan as described in Schedule 5.4(viii) to the Seller Disclosure Letter).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company Class A Common Stock” shall mean the shares of voting Class A common stock, par value $0.10 per share, of the Company.

“Company Class B Common Stock” shall mean the shares of non-voting Class B common stock, par value $0.10 per share, of the Company.

“Company First Preferred Stock” shall mean the shares of non-voting First Preferred Stock, par value $100 per share, of the Company.

“Company Plan” shall mean any Employee Plan sponsored and maintained exclusively by, or for, any Business Entity and with respect to which only current and former employees, directors, or Individual Consultants of the Business Entity (and/or their beneficiaries and dependents) participate or benefit.

“Continuing Affiliate” shall mean any Affiliate of Seller, other than a Business Entity and other than the Persons listed on Schedule 1.1(b) to the Seller Disclosure Letter.

“Contract” means any agreement, contract, note, bond, mortgage, indenture, deed of trust, license, franchise, lease, instrument or guaranty, in whatever form, written or oral.

“Covered Losses” shall mean any and all losses, liabilities, fines, deficiencies, damages, costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees), including, without limitation any of the foregoing arising under or incurred in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

“Employment Agreement” means a contract, offer letter or agreement of a Business Entity with or addressed to any individual who is rendering or has rendered services thereto as an employee or Individual Consultant to a Business Entity or pursuant to which a Business Entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Employee Plan” shall mean any Plan, including any Company Plan, providing benefits or covering any current or former employee, director or Individual Consultant of any Business Entity (or their dependents or beneficiaries) or with respect to which any Business Entity has any current liability or may have any liability prior to or immediately following the Stock Purchase.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (with respect to matters relating to Title IV of ERISA).

“Governmental Authority” shall mean any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, (i) the principal and premium (if any) in respect of all indebtedness of any Business Entity for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon and any cost associated with prepaying any such debt; (ii) the principal and premium (if any) in respect of all other indebtedness of any Business Entity evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (iii) all obligations of any Business Entity as lessee or lessees under leases that constitute capital leases under U.S. GAAP or that are accounted for as capital leases in the Business Financial Statements; (iv) all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered (other than trade payables and other similar obligations incurred in the ordinary course of business); (v) negative balances in bank accounts; (vi) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (vii) all Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by any of the Business Entities.

“Individual Consultant” means an individual natural person providing services to a Person in a capacity other than as an employee.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, patent application, invention disclosure, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge” of (i) Seller and/or the Company shall mean the actual knowledge of any of the persons identified on Schedule 1.2 to the Seller Disclosure Letter and (ii) Buyer shall mean the actual knowledge of any of the persons identified on Schedule 1.2 to the Buyer Disclosure Letter, in each case after reasonable inquiry consistent with such person’s position.

“Law” shall mean any United States federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, statute, law, rule or regulation.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” shall mean any easement, encroachment, security interest, pledge, mortgage, lien, charge, encumbrance, proxy, voting trust or voting agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean all (x) Liens (i) which are reflected or reserved against in the Business Balance Sheet (up to the amounts so reflected or reserved against), (ii) which arise out of Taxes, general or special assessments or other governmental fees or charges not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (iii) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) which relate to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or (v) which do not materially impair the use of the asset subject thereof for the purposes for which currently used; (y) in the case of the Business Real Property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that are shown by a current title report or other similar report or listing, (ii) any conditions that are shown by a current survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions, in the case of each of the agreements, conditions, restrictions or other matters referenced in this clause (y) which do not materially impair the use of the applicable property encumbered thereby for the purposes for which it is currently used; and (z) other immaterial Liens.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” shall mean, whether or not written, any “employee benefit plan” (as defined in Section 3(3) of ERISA, but regardless of whether subject to ERISA), each plan, arrangement or policy providing for bonuses, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, severance, vacation, workers’ compensation, health, life, disability, sick leave or medical benefits, insurance coverage (including any self-insured arrangements), or post-employment, retirement or pension benefits, change of control or fringe benefits, that is sponsored or maintained by the Seller or any Business Entity or any of their ERISA Affiliates or to which the Seller, any Business Entity or any of their ERISA Affiliates contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA).

“Purchase Price” for the Shares shall mean Two Billion Nine Hundred Million Dollars ($2,900,000,000), subject to adjustment pursuant to Item 3 of Exhibit 5.4 referenced in Schedule 5.4(viii) to the Seller Disclosure Letter.

“Remedial Action” means (a) action to clean up soil, surface water, groundwater, pollution or sediments in response to a release or threatened release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such release; post-remediation monitoring of any such release; and preparation of all reports, studies, analyses or other documents relating to the above and (b) any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to governmental information requests; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of soil, surface water, groundwater, pollution or sediments in response to a release of Hazardous Materials and associated actions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Financial Advisor” shall mean Sandler O’Neill & Partners, L.P.

“Shareholder” shall have the meaning ascribed to such term in the Non-Competition and Non-Solicitation Agreement.

“Subsidiary” shall mean, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions of such entity are directly or indirectly owned by such Person.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“Withdrawal Liability” shall mean liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Title IV of ERISA.

“Working Capital” as of a specified date, shall mean the excess of: the (i) current assets, adjusted as set forth in the following sentence, less (ii) current liabilities, adjusted as set forth in the following sentence, in each case, of the Company on a consolidated basis, all as determined (a) in accordance with U.S. GAAP and determined in a manner consistent with the methods, principles and classifications used in preparing the Business Balance Sheet included in the Business Financial Statements and (b) on a basis consistent with the detailed statement of Working Capital attached as Schedule 1.3 to the Seller Disclosure Letter. For purposes of calculating Working Capital, (A) current assets shall be adjusted to the extent necessary to exclude (1) the overpayment of federal excise taxes on cigars and (2) the Closing Date Cash required by Section 5.10(b)(ii), and (B) current liabilities shall be adjusted to the extent necessary to exclude any liabilities associated with (u) incurred but not yet reported claims under the Hunter Service Company self-insured medical plan, (v) the Hunter Service Company, Inc. Employees’ Pension Plan, (w) the John Middleton, Inc. Supplemental Pension Plan, (x) the Company’s Profit Sharing Bonus practice, (y) Alcohol Tobacco Tax and Trade Bureau levies and (z) tobacco quota buyout assessments.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	5.7(a)
Agreement	Preamble
Assets	7.11(b)
Bonus Plan	3.16(a)
Business Balance Sheet	3.3(a)
Business Financial Statements	3.3(a)
Business Material Contracts	3.13
Business Real Property	3.5(a)
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Group	7.15(a)
Buyer Indemnified Parties	9.2(a)
Buyer Material Adverse Effect	4.1(a)
Buyer Tax Indemnitees	7.15(b)
Buyer Tax Indemnitors	7.15(c)
Buyer Taxes	7.2(b)
Closing	2.2
Closing Date	2.2
Closing Date Cash	5.10(b)
Closing Working Capital	5.10(b)
COBRA Coverage	6.1(d)
Company	Preamble
Confidentiality Agreement	5.1(b)
Controlled Group Liability	3.16(b)
Covenant	7.11(b)
D&O Indemnitees	5.11(a)
D&O Indemnitors	5.11(a)
D&O Released Parties	5.11(c)
Deferred Compensation Arrangements	3.16(e)
Draft Allocation	7.11(b)

Term	Section
Employees	6.1(a)
Environmental Laws	3.15(a)
Escrow Agent	2.5
Escrow Agreement	2.5
Escrow Amount	2.5
Escrow Fund	2.5
Extraordinary Taxes	7.2(b)
Final Allocation	7.11(b)
Final Tax Determination	7.2(d)
Hazardous Materials	3.15(a)
Indemnified Party	9.4(b)
Indemnifying Party	9.4(a)
Insurance Claims	5.9(b)
IRS	3.16(a)
Joint Instruction	2.5
Licenses	3.9(a)
Limited Final Allocation	7.11(b)
MSA	Article III
Multiemployer Plan	3.16(c)
Neutral Accounting Firm	7.15(d)
Neutral Valuation Firm	7.15(e)
Non-Business Guaranty	5.6(b)
Notice of Claim	9.4(a)
Post-Closing Period	7.15(f)
Pre-Closing Period	7.15(g)
QSub	7.15(b)
Releasing Parties	5.11(c)
Representation Survival Date	9.1(a)
Returns	7.15(i)
S Corporation	7.15(k)
Seller	Preamble
Seller Disclosure Letter	Article III
Seller Guaranty	5.6(b)
Seller Indemnified Parties	9.3(a)
Seller Insurance Policies	5.9(b)
Seller Plan	6.1(g)
Seller Representatives	5.7(a)
Seller Tax Indemnitees	7.15(j)
Severance Plan	6.1(e)
Shares	3.2(a)
Stock Purchase	Recitals
Straddle Period	7.5(c)
Straddle Period Return	7.5(c)
Subchapter S Group	7.15(l)
Subchapter S Return	7.15(m)

Term	Section
Subject Courts	11.2(b)
Tax	7.15(n)
Tax Claim	7.15(o)
Tax Indemnitee	7.15(p)
Tax Indemnitor	7.15(q)
Tax Proceeding	7.6(b)
Tax Returns	7.15(i)
Taxes	7.15(n)
Taxing Authority	7.15(r)
Termination Date	10.1(b)
Title IV Plan	3.16(b)
Treasury Regulations	7.15(s)

ARTICLE II

Purchase and Sale of Shares

Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer (or one or more of its permitted designees), and Buyer shall (or shall cause one or more of its permitted designees to) purchase, acquire and accept from Seller, free and clear of all Liens, the Shares which constitute, and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests in the Company. In payment for such Shares, simultaneously with the delivery by Seller of certificates for such Shares, with all appropriate stock powers and all requisite tax stamps attached, properly signed, in form suitable for the transfer of such Shares to Buyer (or one or more of its permitted designees), and the other deliveries required by Section 2.3, and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, Buyer will wire transfer or cause to be wire transferred (i) the Purchase Price less the Escrow Amount, in immediately available funds to an account of Seller, which account shall be specified by Seller no later than two Business Days prior to the Closing Date and (ii) the Escrow Amount, in immediately available funds to the account specified by the Escrow Agent.

Section 2.2. Time and Place of Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place (a) at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable (but no later than the third Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as Seller and Buyer shall agree (the date of the Closing, the “Closing Date”).

Section 2.3. Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

(a) certificates representing the Shares, in each case with appropriate stock powers or other instruments of transfer and requisite tax stamps attached and properly signed;

(b) control over all Books and Records in the possession of Seller or any Continuing Affiliate that are required to be delivered on or before the Closing pursuant to the plan contemplated by Section 5.1(c), except as otherwise provided by Law;

(c) the certificate required to be delivered by Seller pursuant to Section 8.2(d);

(d) a duly executed counterpart of the Escrow Agreement executed by Seller;

(e) a duly executed counterpart of the Non-Competition and Non-Solicitation Agreement, the form of which is attached as Exhibit A hereto, duly executed by the Seller and Shareholder;

(f) resignations, effective as of the Closing Date, of those directors of the Business Entities as Buyer may request;

(g) a certificate of Seller’s non-foreign status that complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(h) such other documents, instruments and certificates as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

Section 2.4. Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

(a) the Purchase Price less the Escrow Amount in immediately available funds;

(b) the certificate required to be delivered by Buyer pursuant to Section 8.3(c);

(c) a duly executed counterpart of the Escrow Agreement executed by Buyer;

(d) a duly executed counterpart of the Non-Competition and Non-Solicitation Agreement executed by Buyer; and

(e) such other documents, instruments and certificates as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

Section 2.5. Escrow of Funds. At the Closing, Buyer shall in accordance with Section 2.1, deliver or cause to be delivered to a bank or financial institution in the United States mutually acceptable to Buyer and Seller, as escrow agent (the “Escrow Agent”), One Hundred Forty-Five Million Dollars ($145,000,000) in cash (the “Escrow Amount”), by wire transfer of immediately available funds to be held by the Escrow Agent pursuant to an escrow agreement (the “Escrow Agreement”) in the form attached as Exhibit B hereto, with such changes as may be requested by the Escrow Agent to which Buyer and Seller may agree. The funds delivered to the Escrow Agent, together with any interest or other proceeds with respect thereto, shall be the “Escrow Fund.” The Escrow Agent shall invest the Escrow Fund as set forth in the Escrow Agreement. The Escrow Fund shall be released from time to time upon the giving of a joint instruction(s) (the “Joint Instruction”) by Buyer and Seller and any remaining Escrow Funds shall be released on the first anniversary of the Closing Date, except as provided pursuant to the terms of the Escrow Agreement or as set forth on Schedule 2.5 to the Buyer Disclosure Letter. All costs and expenses relating to the Escrow Agreement, including the fees and expenses of the Escrow Agent, shall be borne equally by Buyer and Seller.

ARTICLE III

Representations and Warranties of Seller and the Company

Except as set forth in the corresponding schedule to the disclosure letter delivered to Buyer by Seller on or prior to the date hereof (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any schedule to the Seller Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Article III to which the relevance of such item is reasonably apparent; provided that no such disclosure shall be deemed to qualify or limit the representations and warranties of Seller and the Company set forth in Section 3.6(b) of this Agreement unless expressly set forth on Schedule 3.6(b) to the Seller Disclosure Letter), each of Seller and the Company hereby represents and warrants to Buyer as set forth in this Article III. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, neither Seller nor the Company is making any representations or warranties in this Agreement with respect to (a) the existence of any product Liability arising from the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of cigars or pipe tobacco products or (b) that certain Master Settlement Agreement, dated as of November 23, 1998, among the 46 states and five United States territories listed on the signature pages thereto, the District of Columbia, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation and Lorillard Tobacco Company, as amended, supplemented or replaced (the “MSA”).

Section 3.1. Incorporation; Authorization; etc. (a) The name of each of the Business Entities is listed on Schedule 3.1(a) to the Seller Disclosure Letter. Each Business Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Business Entities (i) has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each other jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) Each of Seller and the Company has the requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller and the Company of this Agreement, the performance by Seller and the Company of their respective obligations hereunder and the consummation by Seller and the Company of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Seller and the Company, by the stockholders of Seller and by Seller in its capacity as sole stockholder of the Company, and no other corporate proceedings on the part of Seller or the Company, their respective Boards of Directors or stockholders are necessary therefor. This Agreement has been duly executed and delivered by Seller and the Company.

(c) Except as set forth on Schedule 3.1(c) to the Seller Disclosure Letter and, with respect to clauses (ii) and (iii), subject to obtaining the consents set forth thereon, the execution, delivery and performance by Seller and the Company of this Agreement will not (i) violate any provision of Seller’s or any Business Entity’s respective certificate of incorporation or by-laws (or equivalent organizational documents), (ii) violate in any material respect any provision of, or be an event that is (or with the passage of time will result in) a violation in any material respect by Seller or the Company of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any material right or obligation of the Seller or any Business Entity, under, or result in the imposition of any Lien upon or the creation of a security interest in any of the Shares or any Business Entity’s assets or properties pursuant to, any material agreement, instrument, order, arbitration award, judgment or decree to which Seller or any Business Entity is a party or by which any of them is bound, or (iii) violate or conflict in any material respect with any Law to which Seller or any Business Entity is subject. Assuming the due execution of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligations of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. At the Closing, the Escrow Agreement will be duly executed and delivered by Seller, and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing the Escrow Agreement will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. Seller has provided to Buyer true and correct copies of the certificate of incorporation and by laws or similar organizational documents, each as amended to date, of each of the Business Entities.

(d) Since at least January 1, 1990, the Business Entities have not operated any business other than the Business.

Section 3.2. Capitalization; Structure. (a) The authorized capital stock of the Company consists of (i) 1,161 shares of Company Class A Common Stock, (ii) 1,161,000 shares of Company Class B Common Stock and (iii) 2,500 shares of Company First Preferred Stock. As of the date hereof, (x) 1000 shares of Company Class A Common Stock are outstanding (the

“Shares”), which Shares are validly issued, fully paid and nonassessable, have been issued free of preemptive rights and are owned by Seller free and clear of all Liens, and (y) no shares of any other class of capital stock of the Company are outstanding. The Company has no Subsidiaries other than the other Business Entities. Schedule 3.2(a) to the Seller Disclosure Letter sets forth the name of each Subsidiary of the Company, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name of and number of shares owned by each holder of any such shares of capital stock or other equity interests. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and have been issued free of preemptive rights. Upon consummation of the Stock Purchase at the Closing as contemplated by this Agreement, Seller will deliver to Buyer good and valid title to all of the Shares, free and clear of all Liens.

(b) There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Business Entity. None of the Business Entities owns any material equity interest, directly or indirectly, in any Person other than the other Business Entities. There are no outstanding obligations of any Business Entity (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any Business Entity or (ii) to grant preemptive or antidilutive rights with respect to any such shares or interests.

Section 3.3. Financial Statements; Books and Records. (a) Attached as Schedule 3.3(a) to the Seller Disclosure Letter are true and complete copies of the audited consolidated statements of income, balance sheets and statements of cash flows of the Company as of and for the fiscal years ended December 31, 2006, 2005 and 2004, and the unaudited consolidated statements of income and balance sheets of the Company as of and for the nine months ended September 30, 2007 and 2006 (collectively, the “Business Financial Statements”). The Business Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Company for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except for, in the case of the unaudited Business Financial Statements, the absence of notes and schedules and changes resulting from normal year-end adjustments). The Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the Business Entities. The balance sheet as of December 31, 2006 included in the Business Financial Statements is referred to in this Agreement as the “Business Balance Sheet.”

(b) The books and records of the Business Entities for the fiscal years ended December 31, 2006, 2005 and 2004 and for the period from December 31, 2006 through the date hereof have been maintained in all material respects in compliance with legal and accounting requirements applicable to such Business Entity.

Section 3.4. No Undisclosed Liabilities. Except as set forth on Schedule 3.4 to the Seller Disclosure Letter, none of the Business Entities has any Liabilities which are, individually or in the aggregate, material (and adverse), except for (a) Liabilities which are disclosed or reserved against in the Business Balance Sheet, (b) performance obligations under contracts (other than with respect to a breach or default) and (c) Liabilities incurred in the ordinary course of business since the date of the Business Balance Sheet.

Section 3.5. Properties; Sufficiency. (a) With the exception of properties disposed of since December 31, 2006 in the ordinary course of business consistent with past practice, each Business Entity has good title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, each piece of material real and personal property capitalized on or included in the Business Balance Sheet and each piece of material real and personal property acquired by any Business Entity since the date of the Business Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Business Balance Sheet. Schedule 3.5(a) to the Seller Disclosure Letter sets forth a list of all the real property owned or leased by any of the Business Entities (the “Business Real Property”) material to the Business. Prior to the date hereof, Seller has made available to Buyer correct and complete copies of all material leases and subleases (including all material amendments, modifications and side letters thereto, and all notices of default and other material notices thereunder) relating to the Business Real Property material to the Business to which any of the Business Entities is a party, and all such material leases and subleases are identified on Schedule 3.5(a) to the Seller Disclosure Letter, it being understood that for purposes of this sentence, “material” shall mean any lease or sublease with total future payments in excess of $1,000,000. There are no pending or, to Seller’s or the Company’s knowledge, threatened condemnation proceedings relating to any of the Business Real Property material to the Business. Except as disclosed on Schedule 3.5(a) to the Seller Disclosure Letter, none of the Business Real Property material to the Business or any properties owned or leased by Seller or any Continuing Affiliate is shared by any Business Entity, on the one hand, and Seller or a Continuing Affiliate, on the other hand.

(b) Immediately following the Closing, the Business Entities will own, lease or have a valid license to use all of the assets, properties and rights necessary to operate the Business as heretofore conducted and such assets, properties and rights are sufficient in all material respects to operate the Business in the manner heretofore operated, including all assets and properties reflected on the Business Balance Sheet and assets and properties acquired since the date of the Business Balance Sheet in the conduct of the Business (except for properties disposed of in the ordinary course of business since the date of the Business Balance Sheet). Except as set forth on Schedule 3.5(b) to the Seller Disclosure Letter, following the Closing neither Seller nor any Continuing Affiliate will have any ownership interest in or right to use any asset described in the preceding sentence.

Section 3.6. Absence of Certain Changes. Since December 31, 2006 through the date hereof, (a) except as set forth on Schedule 3.6(a) to the Seller Disclosure Letter, the Business Entities have conducted the Business in the ordinary course of business, (b) except as set forth on Schedule 3.6(b) to the Seller Disclosure Letter there has been no change or development in or effect on the Business that has had, or would reasonably be expected to have, a Business Material Adverse Effect and (c) except as set forth on Schedule 3.6(c) to the Seller Disclosure Letter, there has been no action taken by Seller or any Business Entity prior to the date hereof which, if taken from the date hereof through the Closing Date, would require the consent of Buyer under any of the provisions of subsection (i), (ii), (iii), (iv), (v), (vi), (ix) or (xiv) of Section 5.4; provided, that, solely for this purpose, each reference in clauses (v) and (vi) of Section 5.4 to $1 million and $2 million, respectively, shall be deemed to be a reference to $5 million and the proviso in Section 5.4(v)(B) shall be disregarded.

Section 3.7. Litigation; Orders. Except as set forth on Schedule 3.7 to the Seller Disclosure Letter, there are no lawsuits, actions, administrative or arbitration or other proceedings or (to the knowledge of the Seller or the Company) governmental investigations pending or, to Seller’s or the Company’s knowledge, threatened against any Business Entity that, if determined adversely to the Business Entities, would, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect or prevent or materially delay the consummation of the Stock Purchase. Except as set forth on Schedule 3.7 to the Seller Disclosure Letter, there are no material judgments or material outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against any Business Entity or any of their respective properties or businesses.

Section 3.8. Intellectual Property. The Business Entities own, or are validly licensed or otherwise have the right to use, all material Business Intellectual Property Rights necessary for the conduct of the Business. No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Business Entities or restricting the licensing thereof by the Business Entities to any Person, or any agreement so restricting in any material respect the use or licensing thereof. To the knowledge of Seller and the Company, no Business Entity is infringing in any material respect on any other Person’s Intellectual Property Rights. To the knowledge of Seller and the Company, no Person is in infringing in any material respect on any Business Intellectual Property Rights. No Business Entity is a defendant in any action, suit, or proceeding relating to, or otherwise was notified of, any alleged material claim of infringement of any Business Intellectual Property Right, and the Business Entities have no outstanding material actions or suits for any continuing infringement by any other Person of any Business Intellectual Property Rights. Schedule 3.8 to the Seller Disclosure Letter sets forth a list of all United States and foreign patents and patent applications, invention disclosure, trademark registrations and applications therefor, registered copyrights and applications therefor included in the Business Intellectual Property Rights and trade names of any of the Business Entities that are material to the Business.

Section 3.9. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth on Schedule 3.9(a) to the Seller Disclosure Letter, the Business Entities possess or have been granted all licenses, permits, franchises, registrations and other authorizations of any Governmental Authority (“Licenses”) necessary to entitle them presently to conduct the Business in the manner in which it is presently being conducted, except those whose failure to possess or have been granted would not reasonably be expected to have a Business Material Adverse Effect. All Licenses possessed by or granted to any of the Business Entities and material to the Business are in all material respects in full force and effect. No proceeding is pending or, to Seller’s or the Company’s knowledge, threatened seeking the revocation or limitation of any such material License.

(b) Schedule 3.9(b) to the Seller Disclosure Letter contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Seller, its Subsidiaries or any Business Entity with, to or from any Persons in connection with the consummation of the Stock Purchase and the other transactions required by this Agreement, except for those the failure of which to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect or prevent or materially delay the consummation of the Stock Purchase.

Section 3.10. Labor Matters. None of the Business Entities is party to any agreement with any labor unions or associations representing employees of any of the Business Entities. No labor organization or group of employees of the Business Entities has a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Seller or the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. None of the Business Entities is involved in or, to Seller’s or the Company’s knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any Business Entity (excluding routine workers’ compensation and unemployment compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. Each of the Business Entities is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except for any failure to be in compliance that would not individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

Section 3.11. Compliance with Laws. The conduct by the Business Entities of the Business complies in all material respects with all Laws applicable to the Business Entities, it being understood that nothing set forth in this Section 3.11 is intended to address compliance with any law that is the subject of any other representation or warranty set forth in Section 3.9, 3.10, 3.15 or 3.16 or in Article VII.

Section 3.12. Insurance. Schedule 3.12 to the Seller Disclosure Letter lists all material insurance policies relating to fire and casualty, liability and other forms of property and casualty insurance in effect as of the date hereof and all such historic occurrence based policies written in the last five years which cover any Business Entity or the Business Real Property to be transferred pursuant to Section 5.12, together with a statement of policy number and coverage limits. All such insurance policies are in full force and effect (other than such historic occurrence based policies written in the last five years), are valid and enforceable, and all premiums due thereunder have been paid. In the last two (2) years, neither Seller nor any of its Subsidiaries (with respect to the Business) nor any Business Entity has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policy, and no claim is pending as of the date of this Agreement under any such insurance policy involving an amount in excess of $500,000.

Section 3.13. Material Contracts. As of the date hereof, except as set forth on Schedule 3.13 to the Seller Disclosure Letter, none of the Business Entities is a party to or bound by any (a) employment or consulting agreement with an individual requiring payments of base compensation in excess of $150,000 per year; (b) written agreement with a distributor with purchases from the Company of at least $1,000,000 in the last calendar year which is not terminable on one year’s (or less) notice; (c) joint venture or similar contract or agreement; (d) contract which is terminable by the other party or parties thereto upon a change of control of any of the Business Entities; (e) contract or agreement that materially limits the ability of any of the Business Entities or any Affiliates of a Business Entity to compete in any line of business or in any geographic area; (f) contract or agreement between or among one or more Business Entities on the one hand and Seller or any Continuing Affiliate or any officer or director of any of the Business Entities on the other hand; (g) note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing (including assumed or guaranteed debt) of $1,000,000 or more effected by any Business Entity or to which any properties or assets of any of the Business Entities are subject; or (h) other contract or agreement, entered into other than in the ordinary course of business, requiring total future payments in excess of $1,000,000 or which is otherwise material to the Business. The contracts required to be so listed on Schedule 3.13 to the Seller Disclosure Letter are referred to herein as “Business Material Contracts.” With respect to all Business Material Contracts, (i) none of the Business Entities, Seller or any Continuing Affiliate, nor, except as set forth on Schedule 3.13 to the Seller Disclosure Letter, to Seller’s or the Company’s knowledge, any other party to any such Business Material Contract is in breach thereof or default thereunder, and (ii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Business Entity, Seller or any Continuing Affiliate, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. Prior to the date hereof, Seller and the Company have made available to Buyer true and correct copies of all Business Material Contracts.

Section 3.14. Brokers, Finders, etc. Except for the services of the Seller Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, any Continuing Affiliate or any Business Entity. Seller is solely responsible for such fees and expenses of the Seller Financial Advisor.

Section 3.15. Environmental Compliance. (a) Except as set forth on Schedule 3.15 to the Seller Disclosure Letter, each Business Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of the Business Entities as presently conducted under federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including laws relating to emissions, discharges, releases or threatened releases or discharges of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, including petroleum and petroleum-based products (hereinafter referred to as “Hazardous Materials”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; provided, however, that any applicable product Liability laws governing the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of cigars or pipe tobacco products shall not be deemed to be an Environmental Law (the “Environmental Laws”), except where the failure to have obtained such permits, licenses and other authorizations would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

(b) Except as set forth on Schedule 3.15 to the Seller Disclosure Letter, each of the Business Entities is presently conducting its business in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder applicable to the Business Entities, except for such noncompliance which would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. There is no civil, criminal or administrative action, suit, written demand, notice of violation, investigation known to Seller or the Company, proceeding, written notice or demand letter pending relating to the Business Real Property or business of any Business Entity or, to the knowledge of Seller and the Company, threatened against the business or Business Real Property of any Business Entity under Environmental Laws or any code, plan, order, or decree, judgment, injunction, written notice or demand letter issued, entered, promulgated or approved thereunder applicable to the Business Entities, in each case that would, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

(c) To the knowledge of Seller and the Company and except as set forth on Schedule 3.15 to the Seller Disclosure Letter, with regard to any of the Business Real Property, there are no past or present events, conditions, circumstances, or future events, conditions or circumstances as to which Seller or any of its Subsidiaries has written notice, which would interfere with or prevent, or would be reasonably likely to interfere with or prevent, any Business Entity, based on the operation of the Business as presently conducted, from complying in all material respects with Environmental Laws, or which otherwise would be reasonably likely to form the basis of any material claim, action, demand, proceeding or notice of violation, based on or related to the emission, discharge, release or threatened release into the environment of any Hazardous Material. Without in any way limiting the foregoing, except as would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect and except as set forth on Schedule 3.15 to the Seller Disclosure Letter, none of the Business Entities nor, to the knowledge of the Seller or the Company, any other Person has buried, released, emitted, discharged, dumped or disposed of any Hazardous Materials into the environment in quantities that would give rise to material liability on the part of any Business Entity or require cleanup by any Business Entity under Environmental Laws based on the operation of the Business as presently conducted.

(d) Except as set forth on Schedule 3.15 to the Seller Disclosure Letter and except as would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect, to the knowledge of Seller and the Company, no cleanup has occurred at any Business Real Property, which would result or reasonably be expected to result in the creation of a Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a Lien been made by any Governmental Authority with respect thereto.

(e) Except as set forth on Schedule 3.15 to the Seller Disclosure Letter, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect, (i) neither Seller nor any of its Subsidiaries (with respect to the Business) nor any of the Business Entities has received any written notice from any Governmental Authority or private or public entity or individual requesting information in connection with a possible violation of Environmental Laws or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or clean-up of Hazardous Materials generated, stored, treated, disposed of or transported by any Business Entity, and (ii) no Business Entity has entered into any agreement for the clean-up of any Hazardous Materials.

(f) Except as set forth on Schedule 3.15 to the Seller Disclosure Letter, to the knowledge of Seller and the Company, none of the Business Real Property material to the Business includes any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking in any material respect that requires removal or remediation based on continued operation of the Business Entities as presently conducted; any asbestos or asbestos-containing material that requires removal, remediation or abatement based on continued operation of the Business Entities as presently conducted; any “waters of the United States” determined by Seller, any of its Subsidiaries or any Governmental Authority to be subject to any legal requirement or restriction under Environmental Laws related to wetlands, wetlands buffer, stream buffer or transition areas or open waters; or any underground storage tank, unregistered above ground storage tank, surface impoundment, septic tank, pit, swamp or lagoon in which Hazardous Materials are being or have been treated, stored, or disposed of in violation of applicable Environmental Laws, in each case that would give rise to any material liability on the part of any Business Entity.

Section 3.16. Employee Benefit Plans. (a) Schedule 3.16(a) to the Seller Disclosure Letter contains a list (under appropriate headings) of each material Employee Plan and Business Material Employment Arrangement and designates each of which is an Employee Plan, Company Plan, Seller Plan (as defined in Section 6.1(g)) and Business Material Employment Arrangement. With respect to each material Employee Plan and Business Material Employment Arrangement, Seller has delivered or made available to Buyer a true, correct and complete copy of: (i) each such Employee Plan or Business Material Employment Arrangement document (or a summary of any unwritten Employee Plan or Business Material Employment Arrangement), trust agreement and insurance contract or other funding vehicle; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. Neither the Company nor any ERISA Affiliate of the Company has any commitment or obligation to establish or adopt any, or enter into any, new or additional Employee Plans or Business Material Employment Agreement or to increase the benefits under any existing Employee Plan, other than the Severance Plan (as defined in Section 6.1(e)) and the bonus and retention arrangement (as described on Schedule 5.4(viii) to the Seller Disclosure Letter) (“Bonus Plan”).

(b) Except as set forth on Schedule 3.16(b) to the Seller Disclosure Letter, none of the Business Entities, any predecessor of any of the Business Entities sponsors or any of their ERISA Affiliates, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Plan subject to Title IV of ERISA or Section 412 of the Code (a

“Title IV Plan”). No Company Plan is a Title IV Plan. With respect to any Title IV Plan, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Title IV Plan equals or exceeds the actuarial present value of all accrued benefits under such Title IV Plan (whether or not vested) on an accumulated benefits obligation basis (consistent with FAS No. 35 as amended) based on the most recent actuarial report for each such plan; and (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the Stock Purchase will not result in the occurrence of any such reportable event. Except as set forth on Schedule 3.16(b), no Controlled Group Liability has been incurred by any Business Entity nor do any circumstances exist that could reasonably be expected to result in Controlled Group Liability for any of the Business Entities following the Closing by reason of such Business Entities having been an ERISA Affiliate of Seller (or of any other ERISA Affiliate of Seller) prior to the Closing. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Section 302(f) or Title IV of ERISA, (ii) under Sections 412(n) or 4971 of the Code and (iv) for a material violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

(c) None of the Company, any predecessor of any of the Business Entities nor any of their ERISA Affiliates contributes to or is obligated to contribute to, or has in the past six years contributed to, or has been obligated to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA (each, a “Multiemployer Plan”) and no Employee Plan is a Multiemployer Plan. None of the Business Entities or any of their ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. With respect to each such Multiemployer Plan, none of the Business Entities has received any written notification, nor, to the knowledge of Seller and the Company, has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(d) Except as set forth on Schedule 3.16(d) to the Seller Disclosure Letter, each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received the most recently available favorable determination letter (under the “GUST” or “EGTRAA” round of filings), or has pending an application for such determination from the IRS, and Seller and the Company have no knowledge as to why any such determination letter should be revoked or not be reissued. The Seller shall take, or shall cause its Subsidiaries to take, all reasonably actions to preserve the qualification of each Employee Plan, which has heretofore been intended to be qualified under Section 401(a) of the Code, with Section 401(a) of the Code. No Employee Plan or related funding vehicle from which the Employee Plan benefits are paid is intended to meet the requirements of Section 501(c)(9) of the Code. Each Employee Plan and each Employment Agreement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan or Employment Agreement. All contributions required to be made to any Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Plan, have been timely made or accrued in accordance with U.S. GAAP and applicable U.S. Department of Labor Regulations or if there has been any failure to make such contribution, such failure or failures shall not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against any Business Entity of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980F or 5000 of the Code. There are no pending or, to the knowledge of Seller and the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, investigations, audits or arbitrations which have been asserted or instituted against any one or more of the Employee Plans, any, to the knowledge of Seller and the Company, fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans, which would reasonably be expected to result in any material liability of any Business Entity to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Employee Plan, any participant in an Employee Plan or any other party.

(e) Schedule 3.16(e) to the Seller Disclosure Letter sets forth a complete list of all material funded and material unfunded non-qualified deferred compensation arrangements payable now or in the future to each current and former employee or director of any Business Entity, or any other Person with respect to which any Business Entity has any current liability or may have Liability prior to or immediately following the consummation of the Stock Purchase (collectively, the “Deferred Compensation Arrangements”), which schedule shall include the name and title or position of each such Person, the amount payable to such Person, the payment terms applicable thereto, and whether funded or unfunded and, if funded, a brief description of such funding. The Liability associated with each Deferred Compensation Arrangement has been properly accrued and accounted for on the Business Financial Statements. Each Employee Plan is either exempt from or has been operated and maintained in good faith compliance with Section 409A of the Code. Each Deferred Compensation Arrangement that is subject to Section 409A of the Code has been amended to comply with Section 409A of the Code to the extent required by applicable guidance from the U.S. Department of Treasury and Internal Revenue Service to avoid taxes under Section 409A of the Code presently and in the future (based on the law in effect and guidance provided on or before the date hereof), after taking into account any extension to make any required amendments to comply with Code Section 409A and applicable regulations. No Business Entity has any Liability for, or obligation to, indemnify any Person with respect to any Liability that has been or may be imposed on such Person under Sections 409A or 280G of the Code.

(f) Except as set forth on Schedule 3.16(f) to the Seller Disclosure Letter or in the Severance Plan or Bonus Plan, no Business Entity has any current or projected material Liability in respect of post employment or post retirement health, medical, life insurance or other welfare benefits for retired, former or current employees and/or directors of any Business Entity except as otherwise required by Law.

(g) There are no Employee Plans that are subject to the Laws of any jurisdiction outside of the United States.

(h) Seller has made available to Buyer a true and complete list, as of October 31, 2007, of each Business Key Person, his or her current rate of annual base salary or current wages, 2007 bonus target, job title, employment status, work location and credited service date, fiscal year 2006 bonus, fiscal year 2005 bonus and date of hire. No Business Key Person has given notice to terminate employment. Upon request, Seller shall make available to the Buyer information concerning other employees of the Business Entities other than Business Key Persons that is comparable to the information described above with respect to Business Key Persons.

(i) Schedule 3.16(i) to the Seller Disclosure Letter sets forth a true, correct and complete list of each Employee Plan under which the execution and delivery of this Agreement, the Stock Purchase or actions or transactions required by the Agreement will result in, cause the accelerated vesting, funding or delivery of, or materially increase the amount or value of, any payment or benefit (including the forgiveness of indebtedness) to any employee, officer, Individual Consultant or director of any Business Entity, or could limit the right of any Business Entity to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust or any Business Material Employment Arrangement or related trust.

Section 3.17. Non-Reliance. Seller acknowledges that the representations and warranties set forth in Article IV, and the representations and warranties of Buyer set forth in Article 13 of the Escrow Agreement and the Non-Competition and Non-Solicitation Agreement constitute the sole and exclusive representations and warranties of Buyer to Seller in connection with the transactions contemplated hereby, and Seller acknowledges and agrees that Buyer is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, the Escrow Agreement or the Non-Competition and Non-Solicitation Agreement. Seller further acknowledges and agrees that (a) except and solely to the extent of the representations and warranties in Article IV, Buyer has made no representation or warranty either express or implied as to the accuracy or completeness of any information regarding Buyer and its Affiliates furnished or made available to Seller, the Company and/or their respective representatives, and (b) except with respect to the representations and warranties in Article IV, Seller shall have no claim or right to indemnification pursuant to Articles VII or IX with respect to any information, documents or materials furnished by Buyer, any of its Affiliates or any of its representatives to Seller or the Company in any materials or information furnished in connection with the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 3.17, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of Seller with respect to or arising from any intentional misrepresentation or fraud.

ARTICLE IV

Representations and Warranties of Buyer

Except as set forth in the corresponding schedule to the disclosure letter delivered to Seller by Buyer on or prior to the date hereof (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any schedule to the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Article IV to which the relevance of such item is reasonably apparent), Buyer hereby represents and warrants to Seller as set forth in this Article IV:

Section 4.1. Incorporation; Authorization; etc. (a) Buyer is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer (i) has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each other jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Stock Purchase or would otherwise prevent the performance of the obligations of Buyer under this Agreement (a “Buyer Material Adverse Effect”).

(b) Buyer has the requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer, its Board of Directors or stockholder(s) are necessary therefor. This Agreement has been duly executed and delivered by Buyer.

(c) The execution, delivery and performance of this Agreement will not (i) violate any provision of Buyer’s certificate of incorporation or by-laws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of Buyer or its Subsidiaries or any of Buyer’s assets or properties pursuant to, any agreement, instrument, order, arbitration award, judgment or decree to which Buyer or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Buyer or any of its Subsidiaries is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Assuming the due execution of this Agreement by Seller and the Company, this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. At the Closing, the Escrow Agreement will be duly executed and delivered by Buyer and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing the Escrow Agreement will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 4.2. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. Schedule 4.2 to the Buyer Disclosure Letter contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Buyer or any of its Affiliates with, to or from any Person in connection with the consummation of the Stock Purchase and of the other obligations of Buyer under this Agreement except for those the failure to make, file, give or obtain which would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3. Brokers, Finders, etc. Except for the services of the Buyer Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer is solely responsible for such fees and expenses of the Buyer Financial Advisor.

Section 4.4. Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state securities laws or pursuant to an applicable exemption therefrom. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.5. Financial Capability. Buyer has, and as of the Closing Date will have, sufficient cash on hand and/or cash available to it to pay the Purchase Price and otherwise consummate the Stock Purchase.

Section 4.6. Non-Reliance. Buyer acknowledges that the representations and warranties set forth in Article III and Article VII, and the representations and warranties of Seller set forth in Article 13 of the Escrow Agreement and in Article 2 of the Non-Competition and Non-Solicitation Agreement. constitute the sole and exclusive representations and warranties of Seller and the Company to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that Seller and the Company are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, the Escrow Agreement or the Non-Competition and Non-Solicitation Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business. Buyer further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to Buyer or any of its representatives are not representations or warranties of Seller and the Company or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. Buyer further acknowledges and agrees that (a) except and solely to the extent of the representations and warranties in Article III and Article VII, Seller and the Company have made no representation or warranty either express or implied as to the accuracy or completeness of any information regarding the Business Entities and the Business furnished or made available to Buyer and/or its representatives, and (b) except with respect to the representations and warranties in Article III and Article VII, Buyer shall have no claim or right to indemnification pursuant to Articles VII or IX with respect to any information, documents or materials furnished by Seller and the Company, any of their Affiliates or any of their respective representatives to Buyer, in any management presentation, information, due diligence response, supplemental information, or other materials or information furnished in connection with the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 4.6, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of Buyer with respect to or arising from any intentional misrepresentation or fraud.

ARTICLE V

Covenants of the Parties

Section 5.1. Investigation of Business; Access to Properties and Records. (a) From the date hereof through the Closing, Seller and the Company shall, and shall cause the Business Entities to, afford to Buyer and Buyer’s accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of the Business Entities and, to the extent related to the Business, Seller and its Subsidiaries, and their respective agents and consultants, in order that Buyer may make reasonable investigations of the affairs of the Business and the Business Entities. The foregoing shall not require Seller, the Company or any Seller Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of counsel to such Person is reasonably likely to (i) result in the waiver of any attorney-client privilege (it being understood that Seller and its Subsidiaries will enter into one or more appropriate joint defense agreements or similar protective arrangements if such agreements or arrangements would permit such inspection or disclosure without waiver of such privilege), the disclosure of any trade secrets or the violation of any Law or (ii) violate any of their obligations owed to any third party with respect to confidentiality if Seller, the Company or any Seller Subsidiary, as the case may be, shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. The Seller and the Company shall not be required, nor shall Seller nor the Company be required to cause the Business Entities or any Seller Subsidiary, to take any action pursuant to this Section 5.1(a) beyond commercially reasonable efforts or that would unreasonably disrupt their respective normal operations.

(b) Any information provided to Buyer or its representatives pursuant to Section 5.1(a) prior to the Closing shall be subject to the terms of the Confidentiality Agreement dated January 9, 2007 between Buyer and Seller (the “Confidentiality Agreement”).

(c) Prior to the Closing, Seller and Buyer will cooperate to identify, and will reasonably agree upon a plan pursuant to which Seller will deliver (or will deliver control with respect to), the Books and Records to the Business Entities, it being understood that a portion of the Books and Records will be so delivered as of the Closing Date and a portion of the Books and Records will be so delivered as promptly as reasonably practicable following the Closing Date.

(d) Following the Closing, Seller shall, and shall cause its Subsidiaries to, (i) afford to Buyer and its accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to any books and records retained by Seller or its Subsidiaries that relate in part to the operations of the Business Entities (but that are not Books and Records that must be delivered to Buyer on or before the Closing), but such access need be given only with respect to the portion of such books and records as are related to the operations, or the financial, accounting, tax or legal condition, of the Business Entities or the Business, provided that such access to such books and records shall not unreasonably interfere with the Seller’s or its Subsidiaries’ business operations and provided that the foregoing shall not require Seller or any of its Subsidiaries to permit any access that in the reasonable judgment of counsel to such Person is reasonably likely to result in the waiver of any attorney-client privilege or the violation of any applicable Law and (ii) maintain such books and records (and make available for examination and copying by the Buyer at the Buyer’s expense) for a period of not less than five years following the Closing Date. Upon Buyer’s request and at Buyer’s expense, Seller shall, and shall cause its Subsidiaries to, provide Buyer with copies of the portions of such books and records that relate to the operations of the Business Entities.

(e) Following the Closing, Buyer shall, and shall cause the Business Entities to, (i) allow the Seller and its Subsidiaries, upon reasonable prior notice and during regular business hours, through their employees and representatives, to examine and make copies (at the Seller’s or such Subsidiaries’ expense) of the Books and Records transferred to the Buyer at the Closing or created prior to Closing and in the possession of the Business Entities for any reasonable business purpose relating to their respective businesses, including the preparation or examination of Tax Returns, regulatory filings and financial statements, compliance with any applicable Law or their obligations under this Agreement and the conduct of any litigation or the conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened, provided that such access to such Books and Records shall not unreasonably interfere with the Business Entities’ or their Affiliates’ business operations and provided that the foregoing shall not require Buyer or any of its Affiliates to permit any access that in the reasonable judgment of counsel to such Person is reasonably likely to result in the waiver of any attorney-client privilege or the violation of any applicable Law and (ii) maintain such books and records (and make available for examination and copying by the Seller and its Subsidiaries at the Seller’s or such Subsidiaries’ expense) for a period of not less than five years following the Closing Date. Seller may retain (i) one copy of the materials produced in the due diligence investigation in connection with the transactions contemplated by this Agreement, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations in connection with the sale of the Shares, and (iii) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Business Financial Statements.

(f) From and after the Closing, neither Seller nor any Continuing Affiliate nor any of their respective representatives shall, except as required by Law or as required to be disclosed pursuant to a Federal or state court order or legal proceedings or pursuant to a subpoena or requirement of any Governmental Authority, (i) disclose to any Person any non-public information related to the Business or the Business Entities (including, without limitation, any information which would be considered “Information” pursuant to the Confidentiality Agreement) or (ii) waive any provision of any confidentiality agreement to which it is a party to the extent it relates to the Business or the Business Entities. Effective as of the Closing, the Confidentiality Agreement shall terminate automatically and shall thereafter be of no further force and effect. From and after the Closing, neither Buyer nor any Business Entity nor any of their respective representatives shall, except as required by Law or as required to be disclosed pursuant to a Federal or state court order or legal proceedings or pursuant to a subpoena or requirement of any

Governmental Authority, disclose to any Person any non-public information related to the Seller or any Continuing Affiliate or their respective businesses (including, without limitation, any information which would be considered “Information” pursuant to the Confidentiality Agreement).

Section 5.2. Filings; Other Actions; Notification. (a) Each of the parties hereto agrees to cooperate and use (and to cause their respective Subsidiaries, officers and directors, and to use reasonable best efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective reasonable best efforts as promptly as practicable to (i) take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and any applicable Law to consummate and make effective the Stock Purchase and the other transactions contemplated by this Agreement, including preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Stock Purchase (including to obtain expiration or termination of the waiting period under the HSR Act or any clearance as may be required under such other Law for the consummation of the transactions contemplated by this Agreement); (ii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or materially delay the consummation of the Stock Purchase; and (iv) enter into such agreements with any Governmental Authority to divest assets as may be necessary to obtain approval of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to take any such action or actions specified in clause (i), (iii) or (iv) that would reasonably be expected to materially and adversely impact the Business or the businesses of Buyer and its Subsidiaries taken as a whole; and provided further that Seller shall not, nor shall it cause or permit any of the Business Entities to, divest or dispose of any plants, assets or businesses pursuant to the obligations of Section 5.2(a)(iv) without the prior consent of Buyer. Filing fees required in connection with any filings under the HSR Act or with any Governmental Authority under any other applicable competition law shall be borne by Buyer.

(b) Subject to applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult with the other parties on, all the information relating to the Business Entities or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Stock Purchase and any other transaction contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as is practicable.

(c) Except as prohibited by applicable Law, the parties hereto shall keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Affiliates from any third Person with respect to the transactions contemplated by this Agreement.

(d) Seller shall, and shall cause Shareholder to, enter into the Non-Competition and Non-Solicitation Agreement on the Closing Date.

Section 5.3. Further Assurances. Following the Closing, the parties hereto agree that, from time to time, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that:

(a) Following the Closing, to the extent any assets or rights of the Business have been retained by Seller and the Continuing Affiliates, Seller shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to convey such assets or rights to the Business Entities as promptly as practicable (and pending such conveyance to provide the Business Entities with the benefit of such assets).

(b) To the extent any real property or other assets or facilities, or any rights or services (including but not limited to Seller’s letter of credit facility for workers’ compensation coverage for employees of the Business Entities and the Seller and its Subsidiaries or their predecessors), are shared or used jointly by the Business Entities, on the one hand, and the Seller and its Subsidiaries, on the other hand, the parties will use their reasonable best efforts to reach equitable arrangements under which such real property, assets, facilities, rights and services will cease to be shared at or prior to the Closing. To the extent this is not possible, the parties will mutually agree in good faith on reasonable transition arrangements that will allow such sharing to cease as soon as practicable following the Closing. Seller agrees to cause the Seller’s Subsidiaries to provide such transition services as may reasonably be requested by Buyer for mutually agreed compensation, for a reasonable period, in order to assist in the smooth transition of the Business (such services to be of a scope no more extensive than the services provided by such Seller’s Subsidiaries to the Business Entities as of the date hereof).

Section 5.4. Conduct of Business. Each of Seller and the Company agrees, as to each of the Business Entities, that, from the date hereof until the Closing, except as set forth on Schedule 5.4 to the Seller Disclosure Letter, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions contemplated by Section 5.12 or (iii) as required by applicable Law), or as otherwise agreed to in writing by those representatives of Buyer set forth on Schedule 5.4 to the Buyer Disclosure Letter (which consent shall not be unreasonably withheld or delayed), the Business Entities shall conduct the Business in the ordinary course of business and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4), the Business Entities will use their commercially reasonable efforts to preserve and maintain in all material respects existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which the Business Entities have significant business relations. Without limiting the foregoing, from the date hereof until the Closing, except as set forth on Schedule 5.4 to the Seller Disclosure Letter, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions contemplated by Section 5.12 or (iii) as required by applicable Law), or as otherwise agreed to in writing by those representatives of Buyer set forth on Schedule 5.4 to the Buyer Disclosure Letter (which consent shall not be unreasonably withheld or delayed), the Company shall not and shall cause the other Business Entities not to, and Seller shall cause each of the Business Entities not to, directly or indirectly do, or commit or agree to do, any of the following:

(i) declare or pay any dividend or other distribution with respect to any share of its capital stock other than dividends and other distributions paid by any Business Entity to its parent corporation if such parent is another Business Entity and other than cash dividends paid by the Company to Seller to the extent such cash is not required to satisfy Seller’s obligations under Section 5.10(b);

(ii) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, any of the Business Entities;

(iii) issue, deliver, pledge, encumber or sell any shares of capital stock of or other equity interests in any Business Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(iv) amend its certificate of incorporation or bylaws or other comparable organizational documents or amend any terms of the outstanding securities of any Business Entity;

(v) merge or consolidate with any other Person, make any equity or similar investment in any other Person, including any joint venture (other than the receipt of stock in settlement of amounts owed to the Company in any bankruptcy proceeding), or acquire the capital stock or significant assets of any other Person other than (A) in each case in the ordinary course of business with a commitment period of one year or less, purchases of inventory, supplies, property, plant and equipment, services and items used or consumed in the manufacturing process, (B) capital expenditures not in excess of $2 million; provided that Seller shall consult with Buyer in advance of making or committing to make any such capital expenditure or series of related expenditures in excess of $250,000, or (C) other transactions not described in (A) or (B) that are in the ordinary course of business and not individually in excess of $1 million;

(vi) sell, lease to others, license (as licensor or sublicensor) or otherwise dispose of any Business Entity or any assets, securities, rights or property of any Business Entity, other than (A) sales of inventory in the ordinary course of business or (B) transactions that are in the ordinary course of business and not individually in excess of $2 million;

(vii) incur any indebtedness for borrowed money, guarantee any such indebtedness, enter into any new or amend (other than to terminate) existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities;

(viii) except in the ordinary course of business consistent with past practices, (A) enter into or adopt any new, or amend or terminate any existing, Employee Plan (including any trust or other funding arrangement) or Employment Agreement, other than as required by Law, (B) increase the compensation or benefits of any employee, director or Individual Consultant of, a Business Entity, including the making or modification of any new or existing grants or awards or to become payable to or pay any severance or bonus not otherwise due to its officers, directors or employees or (C) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Employee Plan other than as contemplated hereby or thereby; (D) pay to any employee, director or Individual Consultant of a Business Entity (or their beneficiaries or dependents thereof) any benefit or amount not required under any Plan or Employment Agreement as in effect on the date of this Agreement, (E) change the terms of employment or material responsibilities of any Key Business Person; or (F) contribute any material amount to any trust or other arrangement funding any Employee Plan or related trust or other funding arrangement or take any action to secure the payment of compensation or benefits under any Employee Plan, except to the extent required by the existing terms of such Employee Plan, trust or other funding arrangement, by any written Employment Agreement existing on the date of this Agreement, or by applicable Law;

(ix) (A) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (B) enter into any agreement providing for acceleration of payment or performance as a result of a change of control of any Business Entity;

(x) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Business Entities or, after the Closing, of Buyer or any of its Affiliates;

(xi) (A) modify in any material respect, amend in any material respect or terminate (other than by expiration) any Business Material Contract or (B) enter into, renew or extend any Business Material Contract of the type set forth in subsection (d) or (e) of Section 3.13 or, except in the ordinary course of business, any other Business Material Contract;

(xii) other than pursuant to Section 5.6, renew, enter into, amend or waive any material right under any contract with or loan to any Affiliate of a Business Entity (other than another Business Entity);

(xiii) settle or compromise any material litigation, or waive, release or assign any material claims;

(xiv) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

(xv) sell, license (as licensor or sublicensor), lease to others or otherwise dispose of any material Business Intellectual Property;

(xvi) other than as required by law, make any change in any method of accounting for Tax purposes, make any Tax election that is inconsistent with past practice or file any Tax Return other than in a manner consistent with past practice if such change, election or filing, would likely affect the liabilities of the Business Entities or the Buyer (or its Affiliates) in a material manner after the Closing Date;

(xvii) other than in the ordinary course of business, take any action (A) to build inventory levels at the trade or factory level, except as required to satisfy increased product sales, or (B) to permit factory inventory levels to fall below reasonably expected requirements (other than as a result of sales in excess of budget);

(xviii) fail to continue advertising programs and maintain trade incentives consistent with its current marketing plans; or

(xix) offer discounts or incentives for early payment of accounts receivable other than consistent with past practice or pay accounts payable other than consistent with past practice.

Section 5.5. Public Announcements. (a) Except as may be required by applicable Law or any securities exchange on which the securities of Buyer or any of its Affiliates are listed, Buyer and Seller shall consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and shall agree on the text of any press release with respect to the announcement of this Agreement and the Closing (such approval not to be unreasonably withheld).

(b) Except as required by applicable Law, the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, keep confidential the nonpublic terms and conditions of this Agreement.

Section 5.6. Intercompany Accounts; Guaranties. (a) Other than as set forth on Schedule 5.6(a) to the Seller Disclosure Letter, all intercompany (i) accounts between Seller or any of the Continuing Affiliates, on the one hand, and any Business Entity, on the other hand, shall be paid in full in cash or terminated without liability on or prior to the Closing Date; (ii) Indebtedness between Seller or any of the Continuing Affiliates, on the one hand, and any Business Entity, on the other hand, shall be paid in full in cash or terminated without liability prior to the Closing Date; and (iii) subject to Section 5.3(b), Contracts between Seller or any of the Continuing Affiliates, on the one hand, and any Business Entity, on the other hand, shall be terminated without liability on or prior to the Closing Date.

(b) Buyer shall use its commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or any Continuing Affiliate, effective as of the Closing, in respect of all obligations of Seller and any Continuing Affiliate under each of the guaranties, bonding arrangements, letters of credit, indemnification agreements and letters of comfort given by Seller or any of its Continuing Affiliates for the sole benefit of the Business Entities, which guaranties, performance bonds, letters of credit, indemnification agreements and letters of comfort are set forth on Schedule 5.6(b) to the Seller Disclosure Letter (each a “Seller Guaranty”). Seller shall use its commercially reasonable efforts to cause itself or one or more of the Continuing Affiliates to be substituted in all respects for any Business Entity, effective as of the Closing, in respect of all obligations of any Business Entity under each guaranty, bonding arrangement, letter of credit and letter of comfort given by any of the Business Entities for the benefit of Seller or any of the Continuing Affiliates and not related to the Business (each, a “Non-Business Guaranty”).

(c) To the extent Seller and Buyer are unable to replace a Seller Guaranty or Non-Business Guaranty or obtain the beneficiary’s consent to the substitution therefor prior to the Closing as contemplated in Section 5.6(b), each of Seller and Buyer, as applicable, agrees to use its commercially reasonable efforts (and to cause its Affiliates to use their commercially reasonable efforts) to maintain each such Seller Guaranty or Non-Business Guaranty, as the case may be, in place until the expiration of the then-current term of the underlying Contract or other obligation supported by each such Seller Guaranty or Non-Business Guaranty in accordance with its terms (it being understood that after each such expiration, Seller and its Affiliates shall have no obligation to renew any such Seller Guaranty and Buyer and its Affiliates shall have no obligation to renew any such Non-Business Guaranty).

Section 5.7. No Solicitation. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall cause the Business Entities and its other Affiliates and its and their employees, agents and representatives, including any investment banker, attorney or accountant retained by Seller or any of its Affiliates (collectively, the “Seller Representatives”) not to, directly or indirectly through another Person, (i) solicit, initiate, entertain, consider, encourage, accept or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to any direct or indirect acquisition or purchase of any capital stock of or other equity interest in, or any significant portion of the businesses of, any of the Business Entities or a merger, consolidation or other business combination transaction involving the Business Entities or a sale of any significant portion of the assets (other than sales of products in the ordinary course of business) of the Business Entities, other than the transactions contemplated by this Agreement or requested by Buyer in connection with any actions taken pursuant to Section 5.2.

Section 5.8. Notice of Acquisition Proposals. Seller or the Company shall promptly (but in any event within one Business Day) notify Buyer orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal, indicating, in connection with such notice, the name of the Person making such Acquisition Proposal or inquiry and the terms and conditions of any such Acquisition Proposal or inquiry.

Section 5.9. Insurance. (a) From the date hereof to the Closing, Buyer and Seller will cooperate reasonably to facilitate Buyer’s development and implementation of a transition plan with respect to insurance coverage for the Business Entities, including, without limitation, the provision by the Company, Seller and its Subsidiaries, as applicable, of information reasonably requested by Buyer regarding historical coverage and claims with respect to the Business Entities and the Business.

(b) From and after the Closing, Seller shall use its reasonable efforts, subject to the terms of the Seller Insurance Policies, to retain the right to make claims and receive recoveries for the benefit of the Business Entities under any property and casualty insurance policies maintained at any time prior to the Closing by Seller or any of its Subsidiaries or the predecessors of any of them that provide coverage on an “occurrence” rather than a “claims made” basis (collectively, the “Seller Insurance Policies”), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of any of the Business Entities and their respective predecessors (in each case, in so far as they cover or otherwise relate to the Business or otherwise relate to losses, liabilities, claims, damages or expenses as to which any of the Business Entities could have responsibility) that relates to or arises out of occurrences prior to or at the Closing (an “Insurance Claim”).

(c) Buyer or the applicable Business Entity will pay, incur and bear all amounts relating to any self-retention or deductible and any gaps in or limits on coverage applicable to an Insurance Claim asserted at any time with respect to the applicable Seller Insurance Policy and the coverage available with respect to any Insurance Claim shall be the actual coverage available under such Seller Insurance Policy at the time the Insurance Claim is made, taking into account the effect of any prior claim payments on any self-retention or deductible or in causing any gap or limits on coverage under the terms of such Seller Insurance Policy, whether or not the applicable Seller Insurance Policy solely covers claims of the Business Entities or covers claims of both Seller and its Subsidiaries on the one hand, and the Business Entities on the other hand. In the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any insurer for an Insurance Claim to be perfected under the Seller Insurance Policies, in each case on behalf of any of the Business Entities, (i) Buyer shall, to the extent possible, do so at its own expense or at the expense of the applicable Business Entity or (ii) if Buyer is not permitted to assert coverage or perfect an Insurance Claim, Seller or one of its Subsidiaries shall do so, and, in either event, Buyer or the applicable Business Entity shall reimburse Seller and its Subsidiaries for any reasonable costs and expenses that they may incur because of such action (other than the incurrence of normal internal administrative expenses).

(d) Each of Seller, Buyer and the Business Entities shall use its reasonable best efforts (i) to cooperate fully and to cause its Subsidiaries to cooperate fully with the others in submitting good faith Insurance Claims on behalf of the Business Entities under the Seller Insurance Policies and (ii) to pay promptly over to Buyer (or, at Buyer’s request, to the applicable Business Entities) any and all amounts received by Seller or its Subsidiaries under the Seller Insurance Policies with respect to Insurance Claims.

(e) Seller and its Subsidiaries shall retain custody for at least five years from the Closing Date of the Seller Insurance Policies and any and all service contracts, claim settlements and all other insurance records relating thereto; and Buyer and the Business Entities shall have access to and the right to make copies of all such documents and records upon reasonable request to Seller or the Continuing Affiliates.

Section 5.10. Indebtedness; Working Capital; Related Matters. (a) Seller shall take all actions necessary to ensure that, as of the Closing Date, the Business Entities shall not have any Indebtedness except as contemplated by Section 5.6(c) or as set forth on Schedule 5.10 to the Seller Disclosure Letter.

(b) Seller covenants and agrees that (i) the Working Capital as of the Closing (“Closing Working Capital”) shall be no less than $32.4 million and (ii) as of the Closing the

Business Entities shall have freely available cash, in excess of any cash required to satisfy Seller’s obligations pursuant to the foregoing clause (i), in an amount (the “Closing Date Cash”) equal to the sum of (A) the product of (x) $4.75 million and (y) a ratio, the numerator of which is the number of calendar days up to but not including the Closing Date which shall have elapsed in the calendar year in which the Closing occurs and the denominator of which is 365, plus (B) if the Closing occurs after December 31, 2007 and before payment of employee profit sharing bonuses with respect to 2007, $4.75 million.

(c) Following the close of business on the Business Day immediately prior to the Closing Date, Seller shall deliver to Buyer a statement, certified by the chief financial officer of the Company, of the estimated Closing Working Capital and the Closing Date Cash, which statement of estimated Closing Working Capital and Closing Date Cash shall contain no less detail than reflected on Schedule 1.3 to the Seller Disclosure Letter. Following receipt of such statement, Seller shall, and shall cause its advisors to, consult with Buyer and its advisors on the calculation of Closing Working Capital and Closing Date Cash and shall provide or cause to be provided to Buyer information reasonably requested to support the basis on which the statement was prepared. Seller shall cooperate with Buyer to resolve any disputes as to such calculation prior to the Closing.

(d) Following Seller’s receipt of notice from Buyer of such amount becoming due and payable by any of the Business Entities, Seller shall pay to the Company an amount in cash equal to the amount owing by the Business Entities for tobacco quota buyout assessments in respect of any pre-Closing periods or that portion of any such amount owing that relates to the pre-Closing portion of any period. Seller shall make such payment promptly, but in any event not later than five Business Days prior to the date any such amount becomes due and payable, by wire transfer, in immediately available funds, to the account specified in such notice.

Section 5.11. Directors’ and Officers’ Indemnification and Related Matters.

(a) Subject to the last sentence of this Section 5.11(a), from and after the Closing Date for a period of six years, the provisions of the certificates or articles of incorporation and by-laws of the Business Entities concerning the elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any person who is, as of the date hereof or as of the Closing Date, a current or former officer or director of any Business Entity. Subject to the last sentence of this Section 5.11(a), from and after the Closing Date for a period of six years, each of the Business Entities and Buyer (the “D&O Indemnitors”) shall indemnify and hold harmless each Person who is, or as of the Closing Date will be, a current or former officer or director of any Business Entity (the “D&O Indemnitees”) against all Covered Losses arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such to the maximum extent permitted by the Law applicable to the relevant Business Entity, subject to the D&O Indemnitors’ receipt of an undertaking by such D&O Indemnitee to repay such Covered Losses paid in advance if it is ultimately determined that such D&O Indemnitee is not entitled to be so indemnified under applicable Law; provided however, that the D&O Indemnitors will not in any event be liable for any settlement effected without the D&O Indemnitors’ prior written consent and will not in any event be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the D&O Indemnitees) for all D&O Indemnitees in any jurisdiction with respect to a single proceeding, except to the extent that two or more of such D&O Indemnitees shall have conflicting interests in the outcome of, or differing defenses available with respect to, such claim, action, suit, proceeding or investigation that make such joint representation inadvisable. Subject to the last sentence of this Section 5.11(a), to the maximum extent permitted by applicable Law, the indemnification hereunder shall be mandatory rather than permissive, and each of the Business Entities, as applicable, shall promptly advance expenses in connection with such indemnification to the extent permitted under applicable Law. In the event any Business Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, appropriate provision shall be made so that the successors and assigns of any Business Entity, or at the Buyer’s option, the Buyer, shall assume the obligations set forth in this Section 5.11(a). The D&O Indemnitors shall pay all expenses, including reasonable fees and expenses of counsel, that a D&O Indemnitee may incur in enforcing the indemnity and other obligations provided for in this Section 5.11(a). Notwithstanding anything to the contrary in this Section 5.11(a), no indemnification shall be available pursuant to the foregoing provisions of this Section 5.11(a) for any Covered Losses in respect of or arising from any claim by any shareholder of a Business Entity that was a shareholder prior to the Closing, whether such claim is brought directly in such capacity or in the nature of a derivative action or otherwise.

(b) Effective upon the Closing, Seller, for itself and its successors and assigns, hereby remises, releases and forever discharges each of the D&O Indemnitees of and from any and all claims which Seller now has, ever had, or at the Closing may have, or hereafter can, shall or may have against the D&O Indemnitees or any of them, for upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date.

(c) Effective upon the Closing, Buyer and the Business Entities, and each of their respective successors and assigns (collectively, the “Releasing Parties”), hereby remises, releases and forever discharges the individuals set forth on Schedule 5.11(c) to the Seller Disclosure Letter (the “D&O Released Parties”) of and from any and all claims which the Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have against the D&O Released Parties or any of them, for upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date; provided however, that the Releasing Parties shall not be deemed to have remised, released or discharged any D&O Released Party from (x) any breach in any material respect of any obligations of confidentiality with respect to any proprietary processes or other significant proprietary information of any Business Entity, however and whenever arising, or (y) intentional misconduct or fraud.

(d) The provisions of this Section 5.11 are (i) intended to be for the benefit of, and shall be enforceable by each D&O Indemnitee and D&O Released Party, as applicable, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.11, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such D&O Indemnitee or D&O Released Party may have by contract, bylaw or otherwise.

Section 5.12. Transfer of Limerick Property. Seller shall cause Atlantic Properties Inc. to transfer by deed to the Company, free and clear of any Liens other than Permitted Liens, immediately prior to the Closing, the Business Real Property located in Limerick, Pennsylvania.

ARTICLE VI

Employee Benefits Matters

Section 6.1. Employee Benefits Matters. (a) Continued Benefits. For one year following the Closing, Buyer shall continue to provide all current employees of the Business Entities employed as of the Closing Date who continue to be employed following the Closing Date (including any individual(s) on a Company approved leave of absence or currently receiving workers’ compensation who have been identified on Schedule 3.16(d) to the Seller Disclosure Letter) (the “Employees”) with base compensation no less than the base compensation in effect for such Employee immediately prior to the Closing. The term “Employees” shall not include any employees or former employees of the Business Entities who prior to the Closing Date have retired, or have otherwise terminated employment. For one year following the Closing Date, Buyer shall maintain employee benefit plans, programs and policies which provide benefits that are substantially similar in the aggregate to those provided under the Employee Plans of the Business Entities in effect on the Closing Date (but excluding equity-based compensation plans); provided, however, that, except as otherwise specifically provided in this Agreement, nothing in this Agreement, express or implied, shall prevent the termination or amendment of any employee benefit plan, program or policy or limit the right of Buyer or any of its Affiliates to terminate the employment of any employee at any time.

(b) Service Credit. To the extent permitted by Law, Employees shall be given credit under each employee benefit plan, compensation program, policy or arrangement (including, but not limited to, pension, severance, including the Severance Plan, vacation, health and welfare, incentive bonus and equity-based plans) of Buyer or any of its Affiliates in which the Employees are eligible to participate for all service with any Business Entity and their ERISA Affiliates (to the extent such credit was given by the Business Entity or such ERISA Affiliate’s applicable employee benefit plan, program, policy or arrangement) for purposes of eligibility and vesting, provided that no such service shall be recognized for purposes of benefit accruals under any defined benefit plan or where such service recognition would result in a duplication of benefits to an Employee (or his or her beneficiaries or dependents).

(c) Employee Benefit Transition. Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions for any Employees under any medical, dental, disability or life insurance plan maintained or sponsored by or contributed to by Buyer for such individuals after the Closing Date, other than pre-existing conditions and evidence of insurability that would have been applicable under the Employee Plans. Buyer shall also apply towards any deductible requirements and out-of-pocket maximum limits under such plans any amounts paid (or accrued) by each Employee under the Business Entity’s comparable benefit plans during the calendar year in which the Closing occurs.

(d) COBRA. Following the Closing Date, Buyer will be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA Coverage”) and any applicable similar state laws, to provide such COBRA Coverage to or with respect to any Employee in accordance with such law with respect to any “qualifying event,” and COBRA coverage with respect to any employee or former employee of a Business Entity who had a qualifying event prior to Closing with respect to a health claim incurred on or after the Closing Date; provided that, notwithstanding the foregoing, Seller shall be responsible for satisfying any COBRA Coverage obligations to, or with respect to any Employee or former employee of a Business Entity, under any health care flexible spending account (without regard to whether such individuals may receive similar coverage under an arrangement to maintained by Buyer and its Affiliates.

(e) Severance. For at least one year following the Closing Date, Buyer shall provide, or shall cause one of its Affiliates to provide, severance benefits to all Employees pursuant to a plan or arrangement (the “Severance Plan”) which shall be substantially in the form and provide severance benefits at least equal to the level of benefits described on Schedule 6.1(e) to the Seller Disclosure Letter. Any severance costs which arise under the Severance Plan shall be the sole responsibility of Buyer.

(f) No Third-Party Beneficiary Rights. Except as provided in Section 11.4, nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements. Nothing herein shall be construed as an amendment to any Employee Plan or other employee benefit plan for any purpose.

(g) Plans Not Sponsored by Business Entities. Seller and its Subsidiaries shall be responsible for all benefits and liabilities under any Employee Plan that is not a Company Plan (each, a “Seller Plan”). Seller shall take all actions necessary and appropriate to ensure that as of the Closing Date (i) all Employees shall cease to accrue benefits under Seller Plans, including timely providing Employees with any and all notices required by applicable Law to cause such cessation of benefit accruals, (ii) each Employee shall be fully vested in his or her benefits under any Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and (iii) the Business Entities shall withdraw from participation in any Seller Plans. Seller shall take all actions necessary such that none of Buyer or any of its Affiliates shall have any Liability with respect to any Seller Plan. Seller shall cause itself or the applicable Continuing Affiliate to assume and be solely responsible for any Liability related to severance or other employee payment arising solely as a result of the consummation of the Stock Purchase under applicable Law or any Contract with an employee in effect prior to the Closing.

(h) Cooperation. After the Closing Date, Seller shall, and shall cause its Subsidiaries to, cooperate with the Buyer to provide, (i) such current information regarding the Employees and former employees of the Business on an ongoing basis as may be reasonably necessary to facilitate determinations of eligibility for, and payments of benefits to, the Employees under the employee benefit plans of the Buyer and its Affiliates and (ii) information regarding the accrued benefit under any Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA). Subject to such party’s consent, not to be unreasonably withheld, each party shall, and shall cause its Subsidiaries to, permit Employees to provide such assistance to the other party as may be necessary in respect of claims against the Business Entities, whether asserted or threatened, to the extent that, (a) an employee of such party or one of its Subsidiaries has knowledge of relevant facts or issues, or (b) assistance by an employee of such party or one of its Subsidiaries is reasonably necessary in respect of any such claim.

ARTICLE VII

Tax Matters

Section 7.1. Tax Representations of Seller. Except as set forth on Schedule 7.1 to the Seller Disclosure Letter, each of Seller and the Company hereby represents and warrants to Buyer as follows:

(a) Seller made a valid election for federal income tax purposes to be treated as an S Corporation effective as of February 1, 2001, and has qualified as an S corporation at all times since such date;

(b) Seller made valid elections for federal income tax purposes to treat each of the Business Entities as a QSub effective as of February 1, 2001 and each such election has remained in effect since such date.

(c) In each state in which the Seller has filed an S corporation Tax Return (or the state equivalent thereof), (i) the Seller qualified as an S Corporation (or the state equivalent thereof) at the time such Tax Return was filed and continues to qualify as such and (ii) the Business Entities qualified as QSubs (or the state equivalent thereof) at the time such Tax Return was filed and continues to qualify as such.

(d) All Tax Returns required pursuant to applicable Laws to be filed by, on behalf of, or with respect to any of the assets or the operations of the Business Entities have been filed on a timely basis (taking into account valid extensions of the time for filing). All such Tax Returns are true, correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been timely paid. Neither Seller nor any Business Entity has requested any extension of time within which to file any such Tax Returns which is currently in effect.

(e) Seller has made available to Buyer copies of all Tax Returns required to be filed by, on behalf of, or with respect to the assets or operations of the Business Entities for their last three (3) Tax periods for which Tax Returns were required to be filed; provided, that to the extent that any such Tax Return was filed with respect to any Subchapter S Group or any combined, consolidated or unitary Return that includes Seller or any Continuing Affiliate, Seller has made available to Buyer pro forma federal Tax Returns for the Business Entities for their last three (3) Tax periods.

(f) All material Taxes due on or before the Closing Date, from or with respect the assets or operations of the Business Entities, whether or not disputed and whether or not shown on any Tax Return, have been paid in full (or will be paid in full) by the Closing Date.

(g) All Taxes that any of Seller or any Business Entity was required to collect or withhold with respect to the assets or operations of the Business Entities have been duly collected or withheld and to the extent required when due, have been or will be duly and timely deposited or paid to the proper Tax Authority.

(h) There are no Liens for Taxes (other than for current Taxes not yet due and payable or being disputed in good faith) upon the assets of Seller or any Business Entity.

(i) No Business Entity is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement with any Person other than among themselves.

(j) There is no material action, suit, proceeding, (to the knowledge of Seller or the Company) investigation, assessment, adjustment, audit or claim pending or, to the knowledge of Seller or the Company, threatened against or with respect to the assets or operations of the Business Entities in respect of any Tax.

(k) Neither Seller nor any Business Entity has received a Tax ruling or entered into a closing or similar agreement with any Taxing Authority that would likely affect the Tax liabilities of the Business Entities or the Buyer (or its Affiliates) in a material manner after the Closing Date.

(l) No Business Entity is required to include in income any adjustment pursuant to Section 481(a) of the Code or any comparable provision of state, local or foreign law or regulations, or with respect to any change in tax accounting method that would likely affect the Tax liabilities of the Business Entities or the Buyer (or its Affiliates) in material manner after the Closing Date.

(m) No power of attorney currently in force has been granted by any of the Business Entities that would be binding on Buyer with respect to Tax matters for the Post-Closing Tax Period.

(n) Seller is not subject to withholding under Section 1445 of the Code with respect to the Stock Purchase.

Section 7.2. Tax Indemnification. (a) Subject to the terms and conditions of this Article VII, from and after the Closing Date, the Seller shall indemnify and hold harmless each Buyer Tax Indemnitee from and against liability for the following Taxes:

(i) any and all Taxes arising out of or attributable to any Pre-Closing Period (including the portion of any Straddle Period properly allocable to the Pre-Closing Period) owed by or with respect to the assets or operations of any Business Entity;

(ii) any liability for Taxes of Seller and any Subsidiary of Seller allocable to any Pre-Closing Period;

(iii) any liability for Taxes of or with respect to any Subchapter S Group or any combined, consolidated, unitary or other group that included the income or assets of a Business Entity and either Seller or any one or more Subsidiaries of Seller (other than the Business Entities);

(iv) any Tax or other payment of the Business Entities arising under any Tax sharing or Tax allocation agreement to which the Business Entities are or were a party on or prior to the Closing Date and entered into prior to the Closing Date;

(v) any and all Taxes arising from or in connection with any breach of any representation under Section 7.1;

(vi) any and all Taxes arising from or in connection with any breach of any covenant of Seller under this Article VII; and

(vii) any Tax imposed upon, relating to or resulting from the transaction referred to in Section 5.12.

(b) Notwithstanding anything in this Agreement to the contrary, neither Seller nor any Continuing Affiliate shall be liable for, nor shall be required to indemnify Buyer Tax Indemnitees for or pay for (i) Taxes to the extent such Taxes are taken into account in the Working Capital calculation or otherwise taken into account under Section 5.10(b), (ii) Taxes that arise from or in connection with transactions on the Closing Date after the Closing with respect to the assets or operations of any Business Entities which are not in the ordinary course of business of the Business Entities (“Extraordinary Taxes”), (iii) Taxes that arise as a result of actions taken or elections made by the Buyer, the Business Entities or any of their Affiliates after the Closing (“Buyer Taxes”), or (iv) Taxes with respect to any claim under Article VII that does not exceed $10,000.

(c) Subject to the terms and conditions of this Article VII, from and after the Closing Date, the Buyer Tax Indemnitors shall jointly and severally indemnify and hold harmless each Seller Tax Indemnitee from and against liability for (i) any and all Taxes arising out of or attributable to any Post-Closing Period (including the portion of any Straddle Period properly allocable to the Post-Closing Period) owed by or with respect to the assets or operations of any Business Entity, (ii) Extraordinary Taxes, (iii) Buyer Taxes, and (iv) any Taxes arising from any breach by the Buyer or any of its Affiliates of any covenant contained in this Article VII.

(d) Except as otherwise provided in Section 7.5, payment in full of any amount due to a Tax Indemnitee under this Section 7.2 shall be made to the affected Tax Indemnitee in immediately available funds within 15 Business Days after written notice is received by the Tax Indemnitor that payment of such Taxes to the appropriate Taxing Authority is due; provided that the Tax Indemnitee shall comply with its obligation to notify the other parties under Section 7.6; and provided, further, that the Tax Indemnitor shall not be required to make any payment earlier than two Business Days before such Taxes are due to the appropriate Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.6, payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination (a “Final Tax Determination”) to such effect is made by the appropriate Taxing Authority or court provided, that if such Taxes have been previously paid, payment shall be made to the affected Tax Indemnitee within thirty (30) days of receiving notification of the Tax Claim (or if later, a Final Tax Determination).

(e) From and after the Closing, Seller will retain an amount of net assets reasonably sufficient, in the good faith judgment of Seller, to satisfy its obligations under this Article VII.

Section 7.3. Allocation of Certain Taxes. (a) If any of the Business Entities is permitted but not required under applicable state, local or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause such Business Entity to treat that day as the last day of a taxable period.

(b) In the case of Taxes arising in a taxable period of any of the Business Entities that includes but does not end on the Closing Date, except as provided in Section 7.3(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(c) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to a Straddle Period (as defined below), the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Period; provided, however, that if any property, asset or other right of any of the Business Entities is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period, and provided further, that in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.3(c) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the past practices of the Seller and the Business Entities.

(d) Any transfer Taxes attributable to the Stock Purchase or the provisions of Section 2.3 hereof shall be borne equally by Seller and Buyer; provided, however, that any transfer Taxes attributable to the transaction referred to in Section 5.12 shall be borne solely by Seller.

Section 7.4. Refunds and Related Matters. (a) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities (or their assets or operations) and that is a refund or credit of Taxes with respect to a Pre-Closing Period shall be the property of Seller or its designee and shall be retained by Seller or its designee (or promptly reimbursed to Seller or such designee by the Business Entity if any such refund or credit (or interest thereon) is received by Buyer, a Business Entity or any of their respective Subsidiaries or Affiliates). Upon the request of Seller, Buyer shall file, or cause the Business Entity or any of their Affiliates to file, a claim for refund of any Taxes, including through the filing of amended Tax Returns or otherwise, relating to the Business Entities (or their assets or operations) for any Pre-Closing Period in such form as Seller may reasonably request. Seller shall, at its own expense, have the sole right to prosecute such claim for refund. Without limiting the generality of the foregoing, the Company shall make a refund claim with respect to amounts paid by or on behalf of the Company for the Pre-Closing Period relating to excise taxes on cigars as soon as reasonably possible after the Closing and promptly remit such refund to Seller upon receipt of the refund. Buyer agrees that it will reasonably cooperate, and cause the Business Entities or their Affiliates to reasonably cooperate, with Seller and its representatives in connection therewith. Notwithstanding any other portion of this Section 7.4(a), Buyer shall not be required to file, or cause the Business Entity or any of their Affiliates to file any claim for refund in accordance with this Section 7.4(a) if such claim for refund would likely have a material adverse affect on Buyer, the Business Entities or their Affiliates (without taking into account the payment of the refund to Seller).

(b) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities and that is a refund or credit of Taxes with respect to a Post-Closing Period shall be the property of Buyer or the Business Entity and shall be retained by Buyer or the Business Entity (or promptly paid by Seller to Buyer or the Business Entity if any such refund or credit (or interest thereon) is received by Seller or the Continuing Affiliates).

(c) In applying Section 7.4(a) and Section 7.4(b), any refund or credit of Taxes (including any interest thereon) for a Straddle Period (as defined below) shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.3.

(d) Notwithstanding any other provision of this Section 7.4, Buyer shall not be required to pay to Seller any refund of Tax to the extent such refund was included in the Working Capital calculation or otherwise taken into account under Section 5.10(b).

Section 7.5. Preparation and Filing of Tax Returns. (a) Seller shall file or cause to be filed (i) any Subchapter S Group and any combined, consolidated or unitary Return that includes both Seller or any Continuing Affiliate and income or assets of any of the Business Entities and (ii) any other Return of any of the Business Entities for any taxable period that ends on or before the Closing Date provided that, except as required by applicable Law, all such Tax Returns specified in clause (ii) of this sentence shall be filed in a manner consistent with past practice, shall not include any change in method of accounting and shall not include any Tax election that is inconsistent with past practice. At least 15 Business Days prior to the due date (giving effect to any extension thereof) for the filing of a Return described in clause (i) or (ii) above, Seller shall provide Buyer a copy of such Return (or a copy of a pro forma separate Return for the Business Entities in the case of a Return described in clause (i)) for review and comment. Buyer shall provide any comments to such Returns within 10 Business Days after receiving such Returns and Seller shall consider any comments of Buyer in good faith. Seller shall, reasonably promptly after the filing of a Return described in clause (i) or (ii) above, provide Buyer a copy of such Return (or a copy of a pro forma separate Return for the Business Entities in the case of a Return described in clause (i)). Seller shall remit to the relevant Taxing Authority all Taxes shown by such Returns to be due. Buyer shall cause the Business Entities to furnish information, records and documents to Seller in connection with any such Return in accordance with the past procedures, customs and practices of Seller and the Business Entities or as reasonably requested by Seller.

(b) Except to the extent set forth in Section 7.5(a), Buyer shall timely file or cause to be timely filed all Returns of, or that include, any of the Business Entities and shall pay or cause to be paid the Taxes shown to be due thereon; provided that Seller shall pay its allocable share of any such Taxes as provided in this Article VII.

(c) With respect to any Return of any of the Business Entities for a taxable period that, with respect to such Business Entity, begins on or before and ends after the Closing Date (such a Return, a “Straddle Period Return” and such a taxable period, a “Straddle Period”), Buyer shall deliver a copy of such Return to Seller at least 30 Business Days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Return and any amount the Seller could have an indemnification obligation pursuant to Section 7.2. Such Return shall be prepared in accordance with past practices of the Seller and the Business Entities. Such Return and allocation shall be final and binding on Seller, unless, within 15 Business Days after the date of receipt by Seller of such Return and allocation, Seller delivers to Buyer a written request for explanation of items on or changes to such Return or allocation. If Seller delivers such a request, then Buyer and Seller shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Return. If Buyer and Seller are unable to resolve any issue within 10 Business Days from the date of receipt by Buyer of the request for changes, then Seller and Buyer jointly shall engage the Neutral Accounting Firm to determine the correct treatment of the item or items in dispute. Each of the Seller and the Buyer shall bear and pay one-half of the fees and other costs charged by the Neutral Accounting Firm. The determination of the Neutral Accounting Firm shall be final and binding on the parties hereto. Buyer shall not be entitled to file a Tax Return for any of the Business Entities for any Pre-Closing Period (or portion of any Straddle Period properly allocable to the Pre-Closing Period) in any jurisdiction in which Seller has not filed a Tax Return for itself or the Business Entities without the Seller’s prior written consent.

(d) Notwithstanding anything to the contrary in this Section 7.5, if the Closing Date occurs before January 1, 2008, Seller shall, at its expense, prepare and provide to Buyer, on or before July 15, 2008, a copy of the RTC-101, Pennsylvania Capital Stock/Foreign Franchise Tax Return, for the Company for the year ending December 31, 2007, accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Return. Buyer will cooperate with Seller, pursuant to Section 7.7, to provide the necessary information to Seller to prepare the Return. Buyer shall timely file or cause to be timely filed an extension of time to file this Return after consultation with Seller regarding the preparation of such extension. Such Return shall be prepared in accordance with past practices of the Company. Such Return and allocation shall be final and binding on Buyer and Buyer shall timely file or cause to be timely filed such Return as prepared by Seller, unless, within 30 Business Days after the date of receipt by Buyer of such Return and allocation, Buyer delivers to Seller a written request for explanation of items on or changes to such Return or allocation. If Buyer delivers such a request, then Buyer and Seller shall undertake in good faith to resolve the issues raised in such request prior to the due date (including the extension thereof) for filing such Return. If Buyer and Seller are unable to resolve any issue within 10 Business Days from the date of receipt by Seller of the request for changes, then Seller and Buyer jointly shall engage the Neutral Accounting Firm to determine the correct treatment of the item or items in dispute. Each of the Seller and the Buyer shall bear and pay one-half of the fees and other costs charged by the Neutral Accounting Firm. The determination of the Neutral Accounting Firm shall be final and binding on the parties hereto.

(e) In the case of each Straddle Period Return, not later than two Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Return, Seller shall pay to Buyer or the relevant Business Entity the portion of the Taxes in connection with such Return for which Seller is responsible pursuant to Section 7.2(a)(i).

Section 7.6. Tax Contests. (a) Notices. If any Taxing Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto within 10 Business Days of such Tax Claim; provided, however, that the failure of such party to give such timely notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby, and the amount of reimbursement to which the Tax Indemnitee is entitled shall be reduced by the amount, if any, by which the applicable Tax liability would have been less had such notice of Tax Claim been timely delivered. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Pre-Closing Taxable Periods. Seller shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of a Business Entity for any Pre-Closing Period; provided, however, that Seller (i) shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding and (ii) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld or delayed, of Buyer, if such settlement, compromise or abandonment could materially affect Buyer’s, any Business Entity’s, or their respective Affiliates’ liability for Tax with respect to any Post-Closing Period; provided further, that Buyer, at its own expense, may control and contest any Tax Proceeding for which Seller would otherwise have the right to control under this Section 7.6(b) if Seller declines to contest such Tax Proceeding; provided, further, however, that if Buyer exercises its right to control and contest any Tax Proceeding under the preceding clause, Buyer shall (a) provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (b) not settle, compromise or abandon any such Tax Proceeding without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c) Straddle Periods. Buyer shall have the right to control, at its own expense, any Tax Proceeding in respect of a Business Entity for any Straddle Period; provided, however, that Buyer (i) shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld or delayed, of Seller, if such settlement, comprise or abandonment could affect Seller’s liability for Taxes under this Article VII; and (c) shall consult with Seller in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided further, that Seller, at its own expense, may control and contest any Tax Proceeding for which Buyer would otherwise have the right to control under this Section 7.6(c) if Buyer declines to control such Tax Proceeding; provided further, however, that if Seller exercises its right to control and contest any Tax Proceeding under the preceding clause, Seller shall (a) provide Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, and (b) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld or delayed, of Buyer, if such settlement, compromise or abandonment could affect Buyer’s, any Business Entity’s, or their respective Affiliates’ liability for Tax with respect to any Post-Closing Period.

(d) Post-Closing Taxable Periods. Buyer shall have the right to control any Tax Proceeding involving any of the Business Entities (other than any Tax Proceeding which Seller is entitled to control under Section 7.6(b), (c) or (e)).

(e) Control of Certain Matters. Notwithstanding anything in this Agreement to the contrary, Seller shall have the right to control, at its own expense, any Tax Proceeding (including Tax submissions) with respect to the matters set forth on Schedule 7.1(d)(2) to the Seller Disclosure Letter, including negotiations and settlements with the applicable Taxing Authority, for Pre-Closing Periods and Straddle Periods and the filing of any Tax Returns or amended Tax Returns for the Business Entities for Pre-Closing Periods, provided, that Seller shall provide Buyer with a timely and reasonably detailed account of the Tax proceeding involving such matters and shall not settle or compromise such proceeding, without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Seller shall pay any Taxes due in connection with the matters set forth on such Schedule 7.1(d)(2) allocable to Pre-Closing Periods; provided that, for the avoidance of doubt, any such Tax or Taxes shall be treated as a single claim for purposes of Section 7.2(b)(iv). Subject to the foregoing, Buyer shall cause the Business Entities to execute any and all documents in order for Seller to control and resolve such matters. Buyer shall (and shall cause the Business Entities to) provide such cooperation, documentation and other information as Seller may reasonably request and use their reasonable best efforts to mitigate or reduce any Tax that could be imposed in connection with such matters.

Section 7.7. Cooperation. Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation, documentation and information as any of them reasonably may request in (i) filing any Return, amended Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (iii) conducting any Tax Proceeding, (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period or (v) preparing the schedules, Tax forms or other materials relating to Section 7.11. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party will retain all Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Business Entities for Pre-Closing Periods and Straddle Periods until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Returns and other documents relate or (y) eight years following the due date (without extension) for such Returns. Thereafter, the party holding such Returns or other documents may dispose of them, provided that such party shall give to the other party written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Each party required to file Returns pursuant to this Article VII shall bear all costs of filing such Returns. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to retain copies of all Tax Returns related to the income or operations of the Business Entities for all Pre-Closing Periods and information, records and documents relating to the Taxes and the preparation of Returns for any Pre-Closing Period or Straddle Period. The parties further agree to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but without limitation to, with respect to the transactions contemplated by this Agreement).

Section 7.8. Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any of the Business Entities on the one hand and Seller or any Continuing Affiliate on the other hand shall be terminated with respect to each of the Business Entities as of the day before the Closing Date and, from and after the Closing Date, the Business Entities shall not have any rights or obligations thereunder for any past or future period.

Section 7.9. Buyer Consolidated Returns. Notwithstanding any other provision, (a) Buyer shall be entitled to control in all respects, and neither Seller nor any Subsidiary or Affiliate of any of them shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Buyer or any other member of the Buyer Group and (b) Buyer and its Subsidiaries and Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Buyer or any other member of the Buyer Group (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.9(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

Section 7.10. Seller Consolidated Returns. Notwithstanding any other provision, (a) except to the extent set forth in Section 7.6, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Subsidiaries or Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Subchapter S Return or any consolidated, combined or unitary Tax Return that includes Seller or any Continuing Affiliate and (b) Seller and its Subsidiaries and Affiliates shall not be required to provide any Person with any Subchapter S Return or any consolidated, combined or unitary Tax Return or copy thereof that includes Seller or any other Continuing Affiliate (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.10(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

Section 7.11. Tax Treatment; Purchase Price Allocation.

(a) The parties hereto agree that for U.S. federal income tax purposes, the Stock Purchase shall be treated as a purchase of all of the assets of the Business Entities. The parties further agree that where applicable, such treatment shall apply for state, local, and foreign income tax purposes.

(b) Within eighty (80) days after the Closing Date, Seller shall prepare a schedule (the “Draft Allocation”) allocating the Purchase Price and any other consideration paid by Buyer (or deemed to be paid by Buyer) to Seller among the assets of the Business Entities (the “Assets”) including the non-competition and non-solicitation covenants set forth in the Non-Competition and Non-Solicitation Agreement (“Covenant”). The allocation shall be done in such a manner so as to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations. Within forty-five (45) days of its receipt of such Draft Allocation, Buyer will provide Seller with a written notice of any proposed changes thereto, together with a detailed explanation of the basis for such proposed changes. If Buyer does not provide Seller with any proposed changes within such forty-five (45) day period, the Draft Allocation shall become final (the “Final Allocation”). If Buyer timely notifies Seller of any proposed changes to the Draft Allocation, the parties shall discuss such proposed changes in good faith and shall attempt to resolve any dispute. If the parties are able to reach a mutually satisfactory agreement as to any proposed changes, the Draft Allocation shall be modified to reflect such agreed changes and shall become the Final Allocation. In the event that the parties cannot agree on an allocation schedule within twenty-five (25) days after Seller’s receipt of Buyer’s notice of proposed changes, the dispute shall be resolved by a Neutral Valuation Firm; provided that if the dispute involves the valuation of the Covenant, then, at the option of Seller, the disputed allocations to be resolved by the Neutral Valuation Firm shall not include the valuation of Covenant, and the parties may rely upon their respective valuations of the Covenant for Tax purposes, and shall not be bound by the other party’s valuation of the Covenant in filing their Tax Returns and reports required under Section 1060 of the Code and the applicable Treasury Regulations. In such case, the allocation to Goodwill by the Neutral Valuation Firm shall assume a zero value for the Covenant and the parties would reduce their allocation to Goodwill by the amount they allocate to the Covenant for purposes of the allocation under Section 1060 of the Code. If the dispute involves the valuation of the Covenant and Seller does not exercise its option not to have the Neutral Valuation Firm value the Covenant, then the dispute involving the Covenant shall be resolved by the Neutral Valuation Firm along with other disputed items. Subject to the foregoing, the resolution by such Neutral Valuation Firm shall be binding on both parties. The Draft Allocation shall be modified to reflect such resolution (and any other agreed proposed changes) and shall become the Final Allocation (or if the parties have not agreed to an allocation with respect to the Covenant (and such valuation is not determined by a Neutral Valuation Firm), as adjusted by each party to reflect their allocation to the Covenant, a “Limited Final Allocation”).

(c) If there is an increase or decrease in consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(ii)(B) after the parties have filed the initial IRS Form 8594, the parties shall allocate such increase or decrease (or if they cannot agree to such an allocation, a Neutral Valuation Firm shall allocate) the increase or decrease in consideration paid by Buyer to Seller among the Assets as required by and consistent with Section 1060 and the applicable Treasury Regulations which shall be the revised Final Allocation or revised Limited Final Allocation.

(d) If there is a Final Allocation, Seller shall prepare (or cause to be prepared) an IRS Form 8594 (including any necessary supplement) consistent with the allocation set forth in the Final Allocation (or any revision thereto) and shall timely deliver a copy thereof to Buyer. Seller and Buyer shall each file such completed IRS Form 8594 (including any necessary supplement) with the IRS in a timely manner. If there is a Limited Final Allocation, Seller and Buyer shall prepare (or cause to be prepared) an IRS Form 8594 (including any necessary supplements) consistent with the Limited Final Allocation (or any revision thereto). Seller and Buyer shall file such IRS Form 8594 (including any necessary supplement) with the IRS in a timely manner.

(e) The parties hereto shall make consistent use of and adhere to the Final Allocation or Limited Final Allocation (or if applicable, the most recent revised Final Allocation or Limited Final Allocation) for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code and the applicable Treasury Regulations. The parties shall not take, or cause or permit to be taken any position on any Tax Return which would be inconsistent with or prejudice the allocations set forth on the Final Allocation or Limited Final Allocation (or if applicable, the most recent revised Final Allocation or Limited Final Allocation). In any action or proceeding related to the determination of any Tax, neither Buyer nor Seller (or their respective Affiliates) shall contend or represent that such Final Allocation or Limited Final Allocation (or if applicable, the most recent revised Final Allocation or Limited Final Allocation) is not a correct allocation. For the avoidance of doubt, the parties agree that the Final Allocation or Limited Final Allocation shall not be binding for any purpose other than Tax purposes.

Section 7.12. Post-Closing Actions which Affect Seller Tax Indemnitee’s Liability for Taxes for Pre-Closing Periods.

(a) Except as provided elsewhere in this Article VII or as required by law, none of Buyer, any of the Business Entities or any of their Affiliates shall make any election, take any action, or amend, re-file or otherwise modify any Tax Return previously filed with any Taxing Authority, relating in whole or in part to any Business Entity with respect to any Pre-Closing Period, if doing so would increase a Seller Tax Indemnitee’s liability for Taxes for any Pre-Closing Period (including any indemnification liability of Seller under Article VII of this Agreement), without the prior written consent of Seller, which consent should not be unreasonably withheld or delayed; provided, that the parties agree that filing any Straddle Period or Post-Closing Period Tax Return (or extension thereof) for the matters set forth on Schedule 7.1(d)(2) to the Seller Disclosure Letter seven (7) days before the due date of such Tax Return or later is expressly permitted.

(b) Notwithstanding anything in this Agreement to the contrary, neither Buyer, a Business Entity nor any of their Affiliates shall waive any statute of limitations or agree to any extensions thereof in respect to any Pre-Closing Period without the prior written consent of the Seller, which consent should not be unreasonably withheld or delayed.

Section 7.13. Survival. Notwithstanding any other provision of this Agreement, the representations, warranties, and obligations (including the obligations for indemnification) provided in this Article VII shall survive for thirty (30) days following the termination of the applicable statute of limitations with respect to the Tax to which such representation, warranty, or obligation relate.

Section 7.14. Characterization of Payments. Any indemnity payment made to Seller, Buyer, or any Business Entity pursuant to this Article VII or Article IX of this Agreement shall be treated as an adjustment of the Purchase Price for all purposes, including Tax purposes, to the maximum extent permitted by Law.

Section 7.15. Definitions. The following terms shall have the following respective meanings:

(a) “Buyer Group” shall mean Buyer and each of its Subsidiaries and Affiliates, other than the Business Entities.

(b) “Buyer Tax Indemnitees” means Buyer and each of its Subsidiaries and Affiliates, including the Business Entities.

(c) “Buyer Tax Indemnitors” means Buyer and the Business Entities.

(d) “Neutral Accounting Firm” means a nationally recognized accounting firm that has not performed any services for either Buyer Tax Indemnitee or Seller Tax Indemnitee in the prior 12 months mutually selected by Buyer and Seller (or if they cannot agree on the selection, Buyer and Seller shall each select such a nationally recognized accounting firm, which two firms shall select a third such nationally recognized accounting firm to serve as the Neutral Accounting Firm).

(e) “Neutral Valuation Firm” means a nationally recognized accounting or valuation firm that has not performed any services for either Buyer Tax Indemnitee or Seller Tax Indemnitee in the prior 12 months mutually selected by Buyer and Seller (or if they cannot agree on the selection, Buyer and Seller shall each select such a nationally recognized accounting or valuation firm, which two firms shall select a third such nationally recognized accounting or valuation firm to serve as the Neutral Valuation Firm).

(f) “Post-Closing Period” means any taxable period or portion thereof beginning, with respect to the Business Entities, after the Closing Date or, as the context may require, all such periods and portions.

(g) “Pre-Closing Period” means any taxable period or portion thereof ending, with respect to the Business Entities, on or before the Closing Date or, as the context may require, all such periods and portions.

(h) “QSub” means a qualified subchapter S subsidiary as defined in Code section 1361(b)(3) (or any similar provision of state, local, or foreign law).

(i) “Returns” or “Tax Returns” means any returns, reports or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

(j) “Seller Tax Indemnitees” means Seller, its shareholders and each of the Subsidiaries or Affiliates of Seller, excluding the Business Entities.

(k) “S Corporation” means a corporation that is treated as an “S Corporation” within the meaning of section 1361(a)(1) of the Code (or any similar provision of state, local, or foreign law).

(l) “Subchapter S Group” means an S Corporation and each direct or indirect subsidiary of such S Corporation that is a QSub or that is otherwise treated as a disregarded entity under section 301.7701-3 of the Treasury Regulations (or any similar provision of state, local, or foreign law).

(m) “Subchapter S Return” means a Form 1120S (or any similar form under state, local, or foreign law).

(n) “Tax” or “Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments or duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto.

(o) “Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification of a Tax Indemnitee under this Article VII.

(p) “Tax Indemnitee” shall mean a Seller Tax Indemnitee or a Buyer Tax Indemnitee.

(q) “Tax Indemnitor” shall mean a Seller or a Buyer Tax Indemnitor.

(r) “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

(s) “Treasury Regulations” means the regulations promulgated under the Code, including any temporary regulations.

ARTICLE VIII

Conditions Precedent

Section 8.1. Conditions to Each Party’s Obligation. The obligations of Seller and Buyer to consummate the Stock Purchase shall be subject to the satisfaction of all of the following conditions precedent:

(a) No Injunctions or Restraints, Illegality. No Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the effect of making the Stock Purchase or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Stock Purchase or the other transactions contemplated hereby.

(b) Antitrust Clearance. The waiting period (and any extension thereof) applicable to the Stock Purchase under the HSR Act (and any agreement entered into in connection with filing under the HSR Act with any Governmental Authority not to consummate the transaction pending further review) shall have been terminated or shall have expired.

(c) Governmental and Regulatory Approvals. Other than the filings pursuant to the HSR Act, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Buyer, Seller or any of their Subsidiaries to consummate the Stock Purchase and the other transactions contemplated hereby, the failure of which to be obtained or made would have or would reasonably be expected to have a Business Material Adverse Effect or a Buyer Material Adverse Effect shall have been obtained or made or which otherwise makes the consummation of the Stock Purchase illegal; provided that, with respect to any such illegality, the parties hereto will use their reasonable best efforts to make alternate arrangements to permit the Closing to occur prior to the receipt of such consent or approval without violation of applicable Law.

(d) Escrow Agreement. The Escrow Agent shall have delivered to Buyer and Seller a duly executed counterpart of the Escrow Agreement, executed by the Escrow Agent.

Section 8.2. Additional Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Stock Purchase shall be subject to the satisfaction of all of the following additional conditions precedent:

(a) Representations and Warranties of Seller. Each of the representations and warranties of Seller and the Company set forth in this Agreement that is qualified as to Business Material Adverse Effect shall be true and correct, and each of the representations and warranties of Seller and the Company set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case such representations shall be true and correct or true and correct in all material respects, as applicable, as of such other date).

(b) Performance of Obligations of Seller and the Company. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, change or event that, individually or in the aggregate, has had a Business Material Adverse Effect.

(d) Certificate. Buyer shall have received at the Closing a certificate dated the Closing Date and duly executed by the president and the chief financial officer of the Company and the president of Seller to the effect that the conditions specified in paragraphs (a), (b) and (c) of this Section 8.2 have been satisfied.

(e) Deliveries. Seller shall have delivered all the certificates, instruments, agreements and other documents required to be delivered pursuant to Section 2.3.

Section 8.3. Additional Conditions to Seller’s Obligation. Seller’s obligation to consummate the Stock Purchase shall be subject to the satisfaction of all of the following additional conditions precedent:

(a) Representations and Warranties of Buyer. Each of the representations and warranties of Buyer set forth in this Agreement that is qualified as to Buyer Material Adverse Effect shall be true and correct, and each of the representations and warranties of Buyer set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date in which case such representations shall be true and correct or true and correct in all material respects, as applicable, as of such other date).

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Seller shall have received at the Closing a certificate dated the Closing Date and duly executed by the chief executive officer and the chief financial officer of Buyer to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.3 have been satisfied.

(d) Deliveries. Buyer shall have delivered to Seller all the funds, certificates, instruments, agreements and other documents required to be delivered pursuant to Section 2.4.

ARTICLE IX

Survival; Indemnification

Section 9.1. Survival. (a) The representations and warranties of Seller contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except (i) the representations and warranties set forth in Sections 3.1(a), 3.1(b) and 3.2, which shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 3.15, which shall survive the Closing until the third anniversary of the Closing Date (such first or third anniversary of the Closing Date, as the case may be, being the “Representation Survival Date”), and (iii) the representations and warranties set forth in Article VII, whose survival shall be as set forth in Section 7.13 of this Agreement. The representations and warranties of Buyer contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part following the Closing and this Article IX shall survive the Closing.

Section 9.2. Indemnification by Seller. (a) Subject to Section 9.5 hereof (except as provided in the last sentence of this Section 9.2(a)), from and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Subsidiaries (including the Business Entities) and their respective officers, directors and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Covered Losses suffered by such Buyer Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect, other than with respect to Section 3.6(b), to any qualification as to “Business Material Adverse Effect” or “knowledge” contained therein) of Seller and the Company in Article III of this Agreement, other than those contained in Sections 3.1(a), 3.1(b) and 3.2, or any certificate delivered by Seller pursuant hereto (other than the representations and warranties set forth in Article VII hereof, indemnity for which is addressed in Article VII), and the matters described on Schedule 9.2(a) of the Seller Disclosure Letter, (ii) any inaccuracy in or breach of any of the representations and warranties of Seller and the Company contained in Sections 3.1(a), 3.1(b) and 3.2 or any breach or nonfulfillment of any covenants or agreements made by Seller or the Company herein, (iii) any liability or obligation of any of the Business Entities arising from or relating to any business other than the Business and (iv) any Non-Business Guaranty that remains in place following the Closing in accordance with Section 5.6(c). The obligation of Seller to indemnify under clause (iv) of this Section 9.2(a) shall not be subject to Section 9.5.

(b) The Buyer Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.2(a) (or by reason of any certification in respect of such representations and warranties) after the applicable Representation Survival Date; provided that if on or prior to the applicable Representation Survival Date a Notice of Claim shall have been given with reasonable specificity (in light of the extent of the information that Buyer has or should reasonably have with respect to such claim) to Seller pursuant to Section 9.4 hereof for such indemnification, the Buyer Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.3. Indemnification by Buyer. (a) Subject to Section 9.5 hereof (except as provided in the last sentence of this Section 9.3(a)), from and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Subsidiaries (excluding the Business Entities) and their respective officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Covered Losses suffered by such Seller Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect to any qualification as to “Buyer Material Adverse Effect” contained therein) of Buyer in this Agreement or in any certificate delivered by Buyer pursuant hereto, (ii) any breach or nonfulfillment of any covenants or agreements made by Buyer herein, (iii) the operations of the Business Entities after the Closing Date and (iv) any Seller Guaranty that remains in place following the Closing in accordance with Section 5.6(c). The obligation of Buyer to indemnify under clause (iv) of this Section 9.3(a) shall not be subject to Section 9.5.

(b) The Seller Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.3(a) (or by reason of any certification in respect of such representations and warranties) after the first anniversary of the Closing Date; provided that if on or prior to the first anniversary of the Closing Date a Notice of Claim shall have been given with reasonable specificity (in light of the extent of the information that Seller has or should reasonably have with respect to such claim) to Buyer pursuant to Section 9.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.4. Indemnification Procedures. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is reasonably expected to give rise to, a claim for indemnification hereunder, Buyer or Seller, as the case may be, shall give written notice (“Notice of Claim”) of such claim or demand to the other. The party giving such Notice of Claim shall furnish to the other party in reasonable detail such information as the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 9.2(b) and 9.3(b) hereof, no failure or delay by Buyer or Seller in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller or Buyer (such party the “Indemnifying Party”), respectively, to indemnify and hold the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, harmless, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure or delay.

(b) If the claim or demand set forth in the Notice of Claim given pursuant to Section 9.4(a) hereof is a claim or demand asserted by a third party, the party receiving such Notice of Claim shall have 20 days after the date on which Notice of Claim is given to notify the party giving such Notice of Claim in writing of its election to defend such third party claim or demand on behalf of the party seeking indemnification. If the party receiving such Notice of Claim elects, on behalf of the Indemnifying Party , to defend such third party claim or demand, the party seeking indemnification (such party, the “Indemnified Party”) shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall, pursuant to the Indemnifying Party’s reasonable request, otherwise reasonably cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand at the Indemnifying Party’s expense, and so long as Seller or Buyer, as the case may be, is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. In such case, the Indemnifying Party may settle or compromise such third party claim or demand (i) with the written consent of Seller or Buyer, on behalf of the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, such consent not to be unreasonably withheld or delayed (it being understood and agreed that the withholding of consent with respect to any of the matters referred to in subclause (A), (B) or (C) in the following clause (ii) shall not be deemed unreasonable), or (ii) without such consent, so long as such settlement includes (A) an unconditional release of the Indemnified Parties from all liability in respect of such claim or litigation, (B) does not subject the Indemnified Parties to any injunctive relief or other equitable remedy, and (C) does not include an affirmative statement or admission of fault, culpability or failure to act by any Indemnified Party. If the party receiving such Notice of Claim elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party’s own expense. The Indemnifying Party shall be liable for the fees and expenses of counsel to the Indemnified Parties for any period during which the Indemnifying Party has failed to assume the defense of such claim or demand and as set forth in the next sentence. In the event that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnified Parties could reasonably be expected to represent a conflict of interest for such counsel, then the Indemnified Parties may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel; provided, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) in respect of any claim for all Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be. If the party receiving such Notice of Claim does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Parties shall have the right, in addition to any other right or remedy they may have hereunder, at the Indemnifying Parties’ expense if the Indemnifying Parties are obligated to indemnify the Indemnified Parties for such third-party claim or demand under Article IX of this Agreement, to defend such third party claim or demand; provided, however, that (i) such Indemnified Parties shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Parties’ defense of or participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Parties under the agreements of indemnification set forth in this Article IX; and (iii) such Indemnified Parties may not settle any claim without the consent of Seller or Buyer, respectively, on behalf of Seller or Buyer, respectively (which consent shall not be unreasonably withheld or delayed).

(c) Subject to the limitations in Section 9.5, (i) Seller shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Seller (A) at such time as there are any funds remaining in the Escrow Fund, by delivering a joint notice along with Buyer to the Escrow Agent in accordance with the terms of the

Escrow Agreement instructing the Escrow Agent to disburse funds from the Escrow Fund to Buyer in the amount of the lesser of such obligations or the remaining amount of funds in the Escrow Fund and (B) at such time as there are no longer any funds remaining in the Escrow Fund (including with respect to any obligations only a portion of which is disbursable to Buyer pursuant to the foregoing clause (A)), within 30 days after the date on which Notice of Claim is given by wire transfer, in immediately available funds, to the account specified by Buyer and (ii) Buyer shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Buyer within 30 days after the date on which Notice of Claim is given by wire transfer, in immediately available funds, to the account specified by Seller.

Section 9.5. Limitations on Indemnification. (a) Seller shall have no liability for indemnification pursuant to clause (i) of Section 9.2(a) (or by reason of any certification in respect of such representations and warranties) with respect to Covered Losses for which indemnification is provided thereunder (x) unless such Covered Losses exceed in the aggregate fourteen million, five hundred thousand dollars ($14,500,000), in which case Seller shall be liable (subject to clause (y) below) for all such Covered Losses in excess of such amount or (y) in the aggregate in excess of one hundred forty-five million dollars ($145,000,000). The Buyer Indemnified Parties shall look first to the Escrow Fund for any payment of indemnification claims pursuant to Section 9.2.

(b) Buyer shall have no liability for indemnification pursuant to clause (i) of Section 9.3(a) (or by reason of any certification in respect of such representations and warranties) with respect to Covered Losses for which indemnification is provided thereunder (x) unless such Covered Losses exceed in the aggregate fourteen million five hundred thousand dollars ($14,500,000), in which case Buyer shall be liable (subject to clause (y) below) for all such Covered Losses in excess of such amount or (y) in the aggregate in excess of one hundred forty-five million dollars ($145,000,000).

(c) Notwithstanding anything herein to the contrary, no party shall, in any event, be liable under Sections 9.2 or 9.3 or Article VII to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach thereof (other than to the extent the third party has been awarded such in a third party claim).

(d) Neither Seller nor the Buyer shall have Liability under Sections 9.2 or 9.3, or to the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, in respect of any Covered Losses to the extent (but only to the extent) that:

(i) the Covered Loss (or any part thereof) in question arises, or is increased, as a result of a change after the Closing in any accounting policy, any Tax reporting practice or the length of any accounting period for Tax purposes of the Business Entities (in the case of the Buyer Indemnified Parties) or Seller and its Subsidiaries (in the case of the Seller Indemnified Parties);

(ii) in the case of the Buyer Indemnified Parties, the Covered Loss (or any part thereof) in question arises from or relates to (a) any product Liability arising from the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of cigar or pipe tobacco products or (b) the MSA; or

(iii) the Covered Loss (A) was within the category covered by, and together with other Covered Losses in such category not exceeding the amount provided for in, the reserve reflected on the Business Balance Sheet or (B) was included in the Working Capital calculation or otherwise taken into account under Section 5.10(b).

(e) The amount of any Covered Losses under Sections 9.2 or 9.3 or Article VII sustained by a Buyer Indemnified Party or a Seller Indemnified Party shall be reduced by any amount received by such Person (or an Affiliate thereof) with respect thereto under any insurance coverage (including pursuant to Section 5.9(b)) or from any other Person alleged to be responsible therefor, and by the amount of any Tax benefit actually realized with respect to the Covered Loss, in each case net of costs incurred. The Buyer Indemnified Parties and the Seller Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility with respect to the Covered Loss. If a Buyer Indemnified Party or Seller Indemnified Party realizes a Tax benefit or receives an amount under insurance coverage or from such other Person with respect to Covered Losses sustained at any time subsequent to any indemnification payment pursuant to Sections 9.2 or 9.3 or Article VII, then such Buyer Indemnified Party or Seller Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made to the Indemnified Party by such Indemnifying Party up to such amount realized or received by the Buyer Indemnified Party or Seller Indemnified Party, as applicable.

(f) Upon making any indemnification payment under Sections 9.2 or 9.3 or this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Covered Loss to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its Covered Loss, any and all claims of the Indemnifying Party against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Party’s rights against such third party.

(g) Notwithstanding anything to the contrary in this Agreement, Seller’s indemnification obligation under this Article IX for a breach of Section 3.15 (or any certification in respect thereof) is subject to the provisions of this Section 9.5(g). Seller shall be responsible for the cost of Remedial Action only to the extent necessary to reasonably comply with the remediation or compliance standard consistent with the industrial/commercial use of the property as intended to be used as the Closing Date, which standard will be reasonable, if acceptable to the applicable Government Authorities. Seller shall not be responsible for those costs incurred in connection with a Remedial Action to the extent such costs arise from or are exacerbated by actions of Buyer or the Business Entities after the Closing. Further, Seller shall not be responsible for costs incurred in connection with a Remedial Action unless such Remedial Action is (i) required by a Governmental Authority acting pursuant to Environmental Law; (ii) required to respond to a judgment or an order brought by a third party; (iii) required to respond to a condition discovered in connection with the normal day-to-day operation of a facility based on the continued

operation of the Business as presently conducted or a facility expansion, demolition or closure actually implemented by Buyer where such Remedial Action is necessary to permit such operation, expansion, demolition or closure; or (iv) required to respond to a condition which presents a substantial endangerment to human health; provided that Seller shall have no Liability or responsibility for any of the matter described in the immediately preceding clauses (i) through (iv) to the extent that such matter arises from product Liability due to the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of cigars or pipe tobacco products.

(h) Buyer shall not be entitled to indemnification under Section 9.2 for a breach by Seller of its obligations under clause (i) of Section 5.10(b) to the extent Closing Working Capital is less than $32.4 million unless the amount of such shortfall exceeds $750,000, in which case the amount of any such shortfall which Buyer shall be entitled to recover under Section 9.2 shall be limited to the amount of such shortfall in excess of $750,000 and provided that any such claim shall have been made within 90 days following the Closing Date.

Section 9.6. Exclusive Tax Indemnification. Notwithstanding anything to the contrary in this Article IX, the above provisions of this Article IX shall not apply to Tax indemnification matters, which matters shall instead be governed by Article VII.

Section 9.7. Exclusive Remedy. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT FOLLOWING THE CLOSING, THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX AND ARTICLE VII SHALL BE THE EXCLUSIVE REMEDY OF THE PARTIES WITH RESPECT TO A BREACH OF OR DEFAULT UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OTHER THAN ANY VIOLATION OF A COVENANT IN ARTICLE V, VI OR VII (OTHER THAN PARAGRAPHS (a) THROUGH (d) of SECTION 7.2) WHICH BY ITS TERMS IS TO BE PERFORMED FOLLOWING THE CLOSING, FOR WHICH INJUNCTIVE RELIEF SHALL ALSO BE AVAILABLE. SUBJECT TO THE FOREGOING, FOLLOWING THE CLOSING, THE PARTIES HEREBY WAIVE ANY CONTRACTUAL, STATUTORY, EQUITABLE OR COMMON LAW RIGHTS OR REMEDIES AGAINST THE OTHER PARTIES OF ANY NATURE. THIS SECTION 9.7 SHALL NOT APPLY IN RESPECT OF CLAIMS FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

ARTICLE X

Termination

Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) Buyer and Seller by mutual written agreement;

(b) either Buyer or Seller if the Closing Date shall not have occurred by the close of business on May 1, 2008, which date may be extended by up to 120 additional days (in 30-day increments) by either party, if the Closing has not occurred by the then-

effective Termination Date due to the failure to satisfy one or more of the conditions set forth in Article VIII (except that a party whose breach has caused such condition not to be satisfied shall not have the right to so extend the Termination Date) (as it may be extended, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to (i) Buyer, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date or (ii) Seller, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date; or

(c) either Buyer or Seller if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Stock Purchase, and such order, decree, ruling or other action shall have become final and nonappealable.

Section 10.2. Procedure and Effect of Termination. (a) In the event of termination of this Agreement by either or both of Buyer and Seller pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section 10.2, the Confidentiality Agreement and Article XI shall survive the termination of this Agreement.

(b) In the event this Agreement shall be terminated and at such time any party hereto is in material breach of, or material default under, any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law.

ARTICLE XI

Miscellaneous

Section 11.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.2. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b) Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the State of Delaware) (such courts, the “Subject Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

Section 11.3. Enforcement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Subject Court, including without limitation, with respect to the parties’ obligation to consummate the Closing pursuant to the terms hereof, in addition to any other remedy to which any party is entitled at law or in equity.

Section 11.4. Entire Agreement. This Agreement, the Escrow Agreement, the Exhibits hereto, the Seller Disclosure Letter, the Buyer Disclosure Letter and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties with respect thereto other than those set forth or referred to herein. Except for Section 5.11, which is intended to benefit, and be enforceable by, the D&O Indemnitees and the D&O Released Parties, as applicable, Section 7.2, which is intended to benefit, and to be enforceable by, the Buyer Tax Indemnitees and the Seller Tax Indemnitees, Section 9.2 which is intended to benefit, and be enforceable by, the Buyer Indemnified Parties, and Section 9.3 which is intended to benefit, and be enforceable by, the Seller Indemnified Parties, this Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted by Section 11.7) any rights or remedies hereunder.

Section 11.5. Expenses. Except as set forth in this Agreement and the Escrow Agreement, whether the Stock Purchase is or is not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with this Agreement and the transactions contemplated hereby by Seller and its Subsidiaries (including the Business Entities) prior to the Closing, including any arrangements referred to in Section 3.14 with respect to the Seller Financial Advisor (including any indemnity obligations to the Seller Financial Advisor), shall be deemed incurred by Seller or one or more of its Subsidiaries, and not by any of the Business Entities.

Section 11.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and shall be deemed to have been duly given or made (i) as of the date so delivered if delivered personally, (ii) when sent by telefax or facsimile (in each case with confirmation of receipt) if sent during normal business hours of the recipient and, if not, on the next business day, (iii) three days after having been sent by registered or certified mail, postage prepaid, (iv) one business day after deposit with a nationally recognized, overnight courier service, specifying next day delivery, or (v) if given by any other means, when actually received by the addressee(s) set forth below. Notices to Seller shall be addressed to:

Bradford Holdings, Inc.

1105 North Market Street

Suite 1226

Wilmington, Delaware 19899

Attn.: President

Telecopy No.: (302) 651-8426

with a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, Pennsylvania 19103

Attn.: Larry P. Laubach

Telecopy No.: (215) 701-2346

or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

Altria Group, Inc.

120 Park Avenue

New York, New York 10017

Attn.: G. Penn Holsenbeck

Telecopy No.: (917) 663-5372

with a copy to both:

Philip Morris USA Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attn: Denise F. Keane

Telecopy No.: (804) 484-8265

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn.: Andrew J. Nussbaum

Telecopy No.: (212) 403-2000

or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller.

Section 11.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto, except that Buyer shall be permitted, upon notice to Seller, to designate one or more of its wholly-owned subsidiaries as the purchaser(s) of the Shares hereunder and shall be permitted to assign its rights and obligations hereunder with respect thereto to such permitted designee(s); provided that in the event of such assignment Buyer shall continue to be bound by its obligations hereunder.

Section 11.8. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and the Disclosure Letters hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

Section 11.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 11.10. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

ALTRIA GROUP, INC.

By:	/s/ G. Penn Holsenbeck
Name:	G. Penn Holsenbeck
Title:	Vice President, Associate General Counsel and Corporate Secretary

BRADFORD HOLDINGS, INC.

By:	/s/ John S. Middleton
Name:	John S. Middleton
Title:	President

JOHN MIDDLETON, INC.

By:	/s/ Orrin W. Ridington Jr.
Name:	Orrin W. Ridington Jr.
Title:	President